Table of Contents

EXECUTION

LOAN AGREEMENT

dated as of March 24, 2004

between

Brasil Telecom S.A., as
Borrower

and
The financial institutions listed on Annex D hereto, as
LENDERS

and

Sumitomo Mitsui Banking Corporation, as
Agent and Collection Agent

Annexes
Annex A	Form of Note
Annex B	Project Description
Annex C	Disbursement Procedures
Annex D	Commitment Schedule
Annex E	Amortization Schedule
Annex F	Form of Legal Opinion of Independent Legal Counsel to the Borrower
Annex G	Form of Consent of Borrower’s Agent for Service of Process
Annex H	Form of Assignment and Assumption Agreement

LOAN AGREEMENT

This AGREEMENT dated as of March 24, 2004 BETWEEN

(1) Brasil Telecom S.A., a corporation duly incorporated and existing under the laws of the Federative Republic of Brazil having its principal executive offices at SIA/Sul, ASP, Lote “D”, Bloco “B”, 71.215-000 – Setor de Indústria, Brasília, DF, Brazil (the “Borrower”);

(2) The financial institutions listed on Annex D hereto, as lenders (each a “LENDER” and collectively, the “LENDERS”);

(3) Sumitomo Mitsui Banking Corporation, as agent for the LENDERS (in such capacity, the “Agent”); AND

(4) Sumitomo Mitsui Banking Corporation, as collection agent for the LENDERS and for Japan Bank for International Cooperation (the “Guarantor”) (in such capacity, the “Collection Agent”).

WITNESSETH:

(A) WHEREAS, the Borrower has requested the LENDERS to make available to it an untied loan facility for the financing of the Borrower’s 2003/2004 capital expenditures (as more fully described in Annex B, the “Project”) under the terms and conditions set out in this Agreement;

(B) WHEREAS, at the request of the Borrower and to induce the LENDERS to enter into this Agreement and to make available to the Borrower the loan facility constituted by this Agreement, the Guarantor has agreed (subject to certain conditions) to guarantee the repayment of ninety seven and one half of one percent (97.5%) of the principal and the payment of ninety seven and one half of one percent (97.5%) of interest on the Loan, and the Borrower has agreed to reimburse the Guarantor for any and all amounts paid by the Guarantor under the Guarantee Agreement and to make certain other payments, and to undertake certain obligations, to the Guarantor pursuant to the Indemnity Agreement (as such terms are defined below);

(C) WHEREAS, to facilitate payments and apportionment and other matters with respect to this Agreement and the Indemnity Agreement, the parties hereto together with the Guarantor have entered into the General Agency Agreement; and

(D) WHEREAS, the purpose of this transaction is to contribute to the economy of the Borrower’s Country (as defined below) by supporting the financing of the Project and to further promote economic co-operation between Japan and the Borrower’s Country.

NOW THEREFORE, the parties hereto agree as follows:

Article I
Definitions

(1) In this Agreement and in the Recitals and Annexes hereto, the following expressions shall, unless the context otherwise requires, have the following meanings:

“Affected LENDER”:
as defined in Section (1)(b) of Article XII;

“Agent”:
as defined in the Recitals hereto, and its successors in such capacity;

“Amortization Schedule”:
the schedule of the dates and amounts of repayments of the Loan set forth in Annex E, as the same shall have been amended from time to time in accordance with Article IV of this Agreement;

“Applicable Spread”:
one point nine two percent (1.92%);

“Assignee”:
as defined in Section (2)(c) of Article XV;

“Borrower”:
as defined in the Recitals hereto;

“Borrower’s Country”:
the Federative Republic of Brazil;

“Business Day”:
a day, other than a Saturday or Sunday, on which banks and other financial institutions are open for foreign exchange business in Tokyo, London and New York;

“Calculation Date”:
with respect to any Interest Period or relevant due date, the day which is two (2) LIBOR Business Days prior to the commencement of such Interest Period or such due date;

“Ceiling Amount”:
two hundred thousand US Dollars (US$200,000.00);

“Collection Agent”:
as defined in the Recitals hereto;

“Commitment”:
(a) with respect to each LENDER listed on the Commitment Schedule, the amount set forth opposite such LENDER’s name on the Commitment Schedule, and (ii) with respect to any Assignee which becomes a LENDER pursuant to Section (2)(c) of Article XV, the amount of the transferor LENDER’s Commitment assigned to it pursuant such Section;

“Commitment Schedule”:
the Commitment Schedule set forth in Annex D;

“Confidential Information”:
only such information as is disclosed by the Borrower to the Agent in connection with the Loan and related to the Borrower or the Project that is (i) disclosed in writing or other tangible form and (ii) clearly identified as confidential, proprietary or likewise at the time of its disclosure. Notwithstanding the preceding paragraph, Confidential Information does not include information: (a) which is in, or will enter, the public domain other than through a violation of this Agreement; (b) which is known to the Agent prior to its disclosure by the Borrower; (c) which is obtained by the Agent from a third party which is not, to the Agent’s knowledge, subject to any confidentiality obligation with respect thereto; and (d) which is required to be disclosed in accordance with laws, or regulations or orders, etc. of courts, the Ministry of Finance, the Board of Audit or other ministries or administrative agencies, or any other public entities;

”Consolidated Intangible Assets”:
the amount (to the extent reflected in determining the consolidated shareholders' equity of the Borrower and its Consolidated Subsidiaries) of all write-ups after December 31, 2002 in the book value of any asset owned by the Borrower or a Consolidated Subsidiary, all investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expense and other intangible assets;

“Consolidated Subsidiary”:
for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP;

“Consolidated Tangible Net Worth”:
as at any date, the Total Consolidated Shareholders' Equity of the Borrower and its Consolidated Subsidiaries determined as of such date, minus Consolidated Intangible Assets;

“Controlled”:
the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting or management power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto;

“Credit Exposure”:
with respect to any LENDER at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have been suspended or terminated in their entirety or if the context so requires, its percentage share of the aggregate outstanding principal amount of the Loan;

“Debt Coverage Ratio”:
as of any date, (a) Total Consolidated Debt as at such date, to (b) EBITDA for the period of four quarters ending on or most recently ended prior to such date;

“Default”:
any condition or event which constitutes an Event of Default or which, with the lapse of time, the giving of notice, the making of any determination or any combination of any of the foregoing would, unless cured or waived, become an Event of Default;

“Disbursement”:
each disbursement of the Facility made in accordance with Article III, or, as the context may require, the principal amount of such disbursement from time to time outstanding;

“Disbursement Account”:
as defined in Annex C;

“Disbursement Period”:
the period commencing on the date hereof and expiring on the earliest of (a) the Expiry Date, (b) the date on which the Facility is fully disbursed hereunder, (c) the date on which the Facility is canceled pursuant to the terms hereof and (d) such other date as the parties may agree;

“Disbursement Procedures”:
the procedures set forth in Annex C hereto;

“Disbursement Request ”:
a request given by the Borrower to the Agent in the form of Form 1 of Annex C hereto;

“Dollar Equivalent Amount”:
with respect to each Disbursement, the US Dollar equivalent thereof calculated by dividing the Yen amount of such Disbursement (determined in accordance with the Disbursement Procedures) by the US Dollar/Yen exchange rate applicable to such Disbursement as specified in the Notice of Disbursement relating thereto;

“Dollar Facility Amount”:
as defined in Section (1)(b) of Article II;

“EBITDA”:
for any period, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), the sum of the following: (a) operating profit plus (b) Financial Expenses plus (c) depreciation and amortization, minus amortization of negative goodwill, as provided in section 1.7.7 of Comissão de Valores Mobiliários - CVM’s Ofício-Circular CVM/SNC/SEP No. 01/2004, dated January 19, 2004;

“Eligible Expenditures”:
expenditures made or to be made in respect of the cost of goods and services required for the Project and to be financed out of the proceeds of the Loan in accordance with the provisions of this Agreement;

“Encumbrance”:
with respect to any asset, any mortgage, pledge, lien, security interest, charge, or other encumbrance of any kind, or any other type of preferential arrangement (including title transfer and retention arrangements) that has substantially the same practical effect as a security interest;

“Equity Interest”:
for any period, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), the sum of all payments to shareholders of the Borrower or its Consolidated Subsidiaries which are characterized as interest on capital (“Juros Sobre Capital Próprio”);

“Event of Default”:
any of the events specified in Article IX;

“Exchange Contract”:
with respect to any Disbursement, the exchange contract required by the applicable rules and regulations of Banco Central do Brasil to effect the entry of funds from outside the Borrower’s Country to inside the Borrower’s Country (and vice versa);

“Expiry Date”:
March 24, 2006;

“Facility”:
the loan facility described in Section (1)(a) of Article II;

“Fee Letter”:
as defined in Section (6) of Article VI;

“Final Disbursement Date”:
the last day of the Disbursement Period;

“Financial Expenses”:
for any period, the sum of all interest and other financial expense of the Borrower, as determined in accordance with GAAP and reported on the Borrower's Quarterly Result Report "Informação Trimestral de Resultado (ITR)" or other similar document, including, without limitation, the result (negative or positive, as the case may be), of exchange variation and hedge operations, and excluding Equity Interest;

“Floating Rate”:
with respect to any Interest Period, the rate per annum (on the basis of a 360-day year), shown on the Telerate Page 3750 (or such other page as may replace such page on such screen for the purpose of displaying London interbank offered rates of major banks for deposits in Yen) as the "British Bankers Association Interest Settlement Rate" in Yen (LIBOR) for a period of six (6) months, provided that in the case of any Disbursements made on a day other than a Payment Date, or in the case that no rate appears on such page on the Calculation Date, the applicable rate shall be the average (rounded upwards, if necessary, to the nearest 1/16th of 1%) of the respective rates per annum at which deposits in Yen are offered to the Reference Banks, as set out below, for a period equal to such Interest Period in the London interbank market, in each case, as of approximately 11:00 a.m. (London time) on such Calculation Date. In the event that such rate is not available at such time for any reason, then the "Floating Rate" for such Interest Period shall be determined by the Agent in a commercially reasonable manner after consulting with the LENDERS and the Borrower;

“GAAP”:
means the generally accepted accounting principles in effect in the Borrower’s Country consistently applied;

“General Agency Agreement”:
the General Agency Agreement dated as of March 24, 2004 among the Borrower, the Guarantor, the LENDERS, the Agent and the Collection Agent in order to facilitate payments, appointment and other matters in regard to this Agreement, the Guarantee Agreement and the Indemnity Agreement;

“Granting LENDER”:
as defined in Section (2)(b) of Article XV;

“Governmental Agency”:
as defined in Section (15) of Article VII;

“Guarantee Agreement”:
the Guarantee Agreement dated as of March 24, 2004 among the Guarantor, the LENDERS and the Agent pursuant to which the Guarantor guarantees certain amounts due under this Agreement to the LENDERS;

“Guarantor”:
as defined in the Recitals hereto;

“Hedging Agreements”:
any interest rate protection agreements, interest rate swaps, cap or collar agreements, interest rate future option contracts, currency swap agreements, currency future or option contracts and other similar agreements so long as such agreements are entered into solely for the purpose of managing the Borrower's Indebtedness or investments, hedging the Borrower's consolidated assets or liabilities or in connection with the Borrower's and its Subsidiaries' line of business, and not for the purposes of speculation;

“Indebtedness”:
with respect to any Person, the following (whether outstanding on the date of this Agreement or at any time thereafter), without duplication: (a) all indebtedness of such Person for borrowed money; (b) all indebtedness for the deferred purchase price of property or services excluding trade payables arising in the ordinary course of business; (c) all reimbursement obligations of such Person under or in respect of letters of credit or banker’s acceptances; (d) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (e) all obligations of such Person under capital leases to the extent the same would be treated as a liability in accordance with GAAP; and (f) all direct or indirect guarantees, endorsements, avals and similar obligations of such Person in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person specified in any of the preceding clauses, other than endorsements for collection or deposit in the ordinary course of business and provided that contingent liabilities other than direct and indirect guarantees shall only constitute Indebtedness to the extent such liabilities would be included as a liability in accordance with GAAP;

“Interest Coverage Ratio”:
as of any date, (a) EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date, to (b) Financial Expenses for the period of four fiscal quarters ending on or most recently ended prior to such date;

“Indemnity Agreement”:
the Indemnity Agreement dated as of March 24, 2004 among the Borrower, the Guarantor and the Collection Agent pursuant to which the Borrower agrees to reimburse the Guarantor in respect of payments made by the Guarantor to the LENDERS pursuant to the Guarantee Agreement and to make certain other payments to the Guarantor on the terms set forth therein;

“Interest Period”:
the period commencing on the day on which the Loan is first disbursed under this Agreement (in the case of the initial payment of interest) or (in the case of each subsequent payment of interest) the immediately preceding Payment Date and ending on the subsequent Payment Date;

“Intervening Bank”:
the institution designated by the Borrower to close the Exchange Contract for a particular Disbursement;

“JBIC Environmental Guidelines”:
the Guidelines for confirmation of Environmental and Social Considerations issued by the Guarantor dated October 1999;

“JBIC Procurement Guidelines”:
the “Guidelines for Procurement under Untied Loans by Japan Bank for International Cooperation”, dated April 2002, as the same may be replaced, amended or supplemented from time to time;

“Law”:
as defined in Section (15) of Article VII;

“LENDERS”:
as defined in the Recitals hereto;

“Lending Office”:
the office of each LENDER set forth on Annex D hereto;

“Leverage Ratio”:
as of any date, (a) Total Consolidated Debt as at such date to (b) Total Consolidated Debt plus Total Consolidated Shareholders’ Equity as at such date;

“LIBOR Business Day”:
a day on which dealings in deposits in Yen are carried on in the London interbank Euro-currency market;

“Loan”:
the aggregate principal amount of all Disbursements hereunder by the LENDERS to the Borrower from time to time outstanding;

“Majority LENDERS”:
at any time, LENDERS having at least fifty percent (50%) of the aggregate amount of the Credit Exposures at such time;

“Material Adverse Effect”:
a material adverse effect on the business, operations, properties, assets, liabilities or financial or other condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or on the ability of the Borrower to perform its obligations under this Agreement or any Transaction Document or with respect to the Project;

“New York Process Agent”:
as defined in Section (4) of Article XIV;

“Notes”:
promissory notes of the Borrower, substantially in the form of Annex A hereto, evidencing the Borrower’s obligation to repay the Loan, and “Note” means any one of such promissory notes issued hereunder;

“Official Lender”: any Brazilian governmental financial institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks), including, without limitation, Banco Nacional de Desenvolvimento Econômico e Social and the related system;

“Other Guarantor Agreement”:
any agreement other than this Agreement involving the borrowing of money or the extension of credit or any guarantee or indemnity between the Borrower on the one part and either the Guarantor alone or the Guarantor acting together with one or more banks or financial institutions on the other part;

“Overdue Amount”:
as defined in Section (3)(a) of Article V;

“Overdue Floating Rate”:
as defined in Section (3)(a) of Article V;

“Overdue Interest”:
as defined in Section (3)(a) of Article V;

“Overdue Interest Calculation Date”:
as defined in Section (3)(a) of Article V;

“Overdue Period”:
as defined in Section (3)(a) of Article V;

“Participant”:
as defined in Section (3)(b) of Article XV;

“Payment Date”:
each of March 24 and September 24 in each year, provided that, if any Payment Date would otherwise fall on a day which is not a Business Day, such Payment Date shall be the immediately succeeding Business Day;

“Permitted Encumbrance”:
(i) any Encumbrance in existence on and securing Indebtedness outstanding on the date of this Agreement disclosed in writing to the Guarantor on or before the date hereof;

(ii) any Encumbrance on any property acquired, constructed or improved by the Borrower or any of its Subsidiaries after the date of this Agreement, which is created, incurred or assumed contemporaneously with, or within 90 days after, that acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of that construction or improvement (including costs such as escalation, interest during construction and finance costs); provided that in the case of any such construction or improvement the Encumbrance shall not apply to any other property owned by the Borrower or any of its Subsidiaries, other than any unimproved real property on which the property so constructed, or the improvement, is located;

(iii) any Encumbrance on any property which secures trade payables arising in the ordinary course of business owing to an Official Lender;

(iv) any Encumbrance on any property existing at the time of its acquisition and which is not created as a result of or in connection with or in anticipation of that acquisition (unless such Encumbrance was created to secure or provide for the payment of any part of the purchase price of such property);

(v) any Encumbrance on any property acquired from any Person which is merged with or into the Borrower which exists at the time of such merger and is not created as a result of or in connection with or in anticipation of any such transaction (unless such Encumbrance was created to secure or provide for the payment of any part of the purchase price of such Person);

(vi) any Encumbrance arising out of the refinancing, extension, renewal or refunding of any Indebtedness, secured by any Encumbrance permitted by any of the foregoing clauses, provided that such Indebtedness is not increased and is not secured by any additional assets;

(vii) Encumbrances for taxes, assessments, government charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefore;

(viii) Encumbrances incurred or deposited made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

(ix) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower or any of its Subsidiaries incurred in the ordinary course of business;

(x) Encumbrances created or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of alike nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(xi) any Encumbrance on cash or cash equivalents securing Hedging Agreements or other similar transactions;

(xii) Encumbrances arising by operation of law and not otherwise included in (viii) above incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; and

(xiii) any Encumbrance on any property of the Borrower or any of its Subsidiaries that does not fall within paragraphs (i) through (xii) above and that secures an aggregate amount of Indebtedness, which, when aggregated with then outstanding Indebtedness, secured by all other Encumbrances on any property of the Borrower and its Subsidiaries permitted under this paragraph (xii) does not exceed five percent (5%) of the lower of Unconsolidated Tangible Net Worth and Consolidated Tangible Net Worth at the time any such Indebtedness is incurred or Encumbrance is entered into;

“Person”:
an individual, corporation, partnership, joint venture, trust, unincorporated organization, government, sovereign state or any agency, authority or political subdivision thereof, any international organization, agency or authority (in each case whether or not having separate legal personality) or any two or more of the foregoing;

“Project”:
as defined in the Recitals and set forth in Annex B;

“Project Documents”:
all agreements, licenses, concessions, notices and documents relating to the Project;

“Quarterly Dates”:
the last day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof; provided that if any such day is not a Business Day, then such Quarterly Date shall be the next preceding Business Day;

“Receivables Financing Transaction”:
a loan, advance or other similar credit made to the Borrower and/or its Subsidiaries and secured by a pledge on receivables arising in connection with the provision of services by the Borrower and/or such Subsidiaries, whereby (i) such receivables are paid to one or more accounts directly or indirectly controlled by, or accessible by, the relevant lender(s) or an agent on their behalf and (ii) if the Borrower and/or such Subsidiaries do not pay amounts due and owing in respect of such loan, advance or similar credit, such lender(s) or agent are entitled to apply funds in such accounts toward the payment of such amounts due and owing;

“Reference Banks”:
four (4) major banks in the London interbank market (including such subsidiary or affiliate of the Agent as the Agent may from time to time determine in its sole discretion and any LENDER the amount of whose Commitment is greater than ¥5,500,000,000) selected by the Agent;

“Relevant Currency”:
the currency in which any tax, duty, penalty, fee, expense, charge, interest, loss, cost or liability is denominated or, if the Agent shall so reasonably request, the amount of the same in Yen at the then current rate of exchange as quoted by the Agent, who shall give notice to the Borrower of such rate;

“Repayment Date”:
each Payment Date occurring during the period commencing on September 24, 2006 and ending on March 24, 2011;

“Repayment Installment”:
the aggregate amount of principal repayable on any Repayment Date with respect to all Disbursements;

“Sale and Lease-Back Transaction”:
any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person, if the net proceeds of such sale are at least equal to the fair value of such property as determined by the Board of Directors of the Borrower, and so long as the Borrower or the applicable Subsidiary applies such proceeds within one year of the consummation of such sale or transfer to (i) the repayment of Indebtedness, (ii) the acquisition of additional real or personal property, or (iii) a combination of the foregoing;

“Subsidiary”:
with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower;

“Tax”:
any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature (including, without limitation, stamp tax and similar charge) which is at the date hereof or hereafter imposed, levied, collected, withheld or assessed (i) in the Borrower’s Country or by any taxing authority thereof or therein or (ii) by any taxing authority (other than a taxing authority in Japan) purporting to exercise jurisdiction over the Borrower or (iii) in any state or country (other than Japan) from or through which the Borrower makes any payment hereunder or otherwise performs this Agreement, excluding, in each case, net income and franchise taxes and similar taxes and charges imposed on the Agent, the Guarantor or any LENDER;

“Tokyo Process Agent”:
as defined in Section (4) of Article XIV;

“Total Consolidated Debt”:
as at any date, the sum of the aggregate outstanding principal amount of all Indebtedness of the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP);

“Total Consolidated Shareholders' Equity”:
as at any date, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), the sum of the following: (a) capital stock plus (b) capital reserves plus (c) revaluation reserves plus (d) profit reserves plus (e) retained earnings/losses, all determined as of such date, as provided in Brazilian law 6,404/76, dated December 15, 1976, under the name of "Patrimônio Líquido";

“Transaction Documents”:
this Agreement, the Indemnity Agreement, the General Agency Agreement, the Fee Letter and the Notes;

“Unconsolidated Intangible Assets”:
the amount (to the extent reflected in determining the unconsolidated shareholders' equity of the Borrower) of all write-ups after December 31, 2002 in the book value of any asset owned by the Borrower, all investments in Subsidiaries and all equity investments in Persons which are not Subsidiaries and all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expense and other intangible assets;

“Unconsolidated Tangible Net Worth”:
as at any date, the unconsolidated shareholders’ equity of the Borrower determined as of such date, minus Unconsolidated Intangible Assets;

“US Dollars” or “US$”:
the lawful currency of the United States of America from time to time; and

“Yen” or “¥”:
the lawful currency of Japan from time to time.

(2) Article and Section headings in this Agreement and the Table of Contents are inserted for ease of reference only and do not form a part of this Agreement and shall have no effect on the interpretation of any of the provisions hereof.

(3) The Annexes to this Agreement shall form an integral part hereof.

(4) Reference to “this Agreement” in this Agreement means this Agreement as it may be amended from time to time.

(5) Where the context so requires, words importing the singular number shall include the plural and vice versa.

(6) Unless otherwise provided, any interest, fee, commission or other amount payable in respect of any period shall accrue from (and including) the first day of that period up to (but excluding) the last day of that period.

Article II
Amount of Facility and Use of Loan

(1) (Facility)

(a) The LENDERS hereby agree to make available to the Borrower, on and subject to the terms and conditions of this Agreement, a loan facility in Yen in an aggregate amount not exceeding twenty seven billion five hundred million Yen (¥27,500,000,000) (the “Facility”).

(b) Notwithstanding paragraph (a) above, the LENDERS shall be under no obligation to make any Disbursement if as a result thereof the maximum aggregate Dollar Equivalent Amount of all Disbursements made hereunder would exceed two hundred million US Dollars (US$200,000,000.00) (the “Dollar Facility Amount”).

(c) If the whole or any part of the Facility is canceled or reduced, then the whole or an equivalent proportion (as the case may be) of the Dollar Facility Amount shall be canceled or reduced and vice versa.

(2) (Use of Loan)

(a) The entire proceeds of the Loan shall be applied by the Borrower for the sole purpose of financing Eligible Expenditures.

(b) The goods and services to be financed out of the proceeds of the Loan shall be for non-military purposes.

(c) No part of the Loan shall be used to finance payments made for expenditures incurred prior to January 1, 2003.

(3) (Nature of a LENDER’s Rights and Obligations) The obligations of the LENDERS under this Agreement are several. In no event shall any LENDER be responsible for any obligation of, or any action taken or omitted by, any other LENDER under this Agreement (including, without limitation, the obligation of any other LENDER to lend pursuant to this Article II). The rights of the LENDERS under the Transaction Documents and the Guarantee Agreement are several. A LENDER may, except as otherwise stated therein, separately enforce such rights.

(4) (Notes)

(a) The Borrower’s obligation to repay the Loan to each LENDER shall be evidenced by a single Note payable to the order of such LENDER.

(b) Each LENDER shall record the date and amount of its share of each Disbursement made hereunder and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such LENDER so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Disbursement then outstanding; provided that a LENDER’s failure to make (or any error in making) any such recordation or endorsement shall not affect the Borrower’s obligations hereunder or under the Notes. Each LENDER is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to it and make a part of its Note a continuation of any such schedule as and when required.

Article III
Disbursement

(1) (Disbursement Procedures) Subject to the fulfillment or waiver of the conditions referred to in Article X and the other terms and conditions of this Agreement, the LENDERS shall disburse the Loan in accordance with the Disbursement Procedures. Each Disbursement shall be made from the several LENDERS ratably in proportion to their respective Commitments, as set forth in Annex D.

(2) (Final Disbursement Date) No Disbursement shall be made after the Final Disbursement Date unless otherwise agreed in writing by the LENDERS and the Guarantor.

(3) (Facility Amount; Amount of Disbursement) Notwithstanding anything contained herein to the contrary, the aggregate amount of all Disbursements made hereunder shall at no time exceed the amount of the Facility.

(4) (Completion of Disbursement Request) The Disbursement Request shall not be deemed to be duly completed unless the conditions precedent set forth in Article X have been satisfied or irrevocably waived by the Agent and the Guarantor.

Article IV
Repayment and Prepayment of the Loan

(1) (Repayment of Loan) The Borrower shall repay the Loan to the LENDERS in ten (10) equal semi-annual repayment installments, falling due and payable on each Repayment Date, as set out in the Amortization Schedule.

    In the event that on the day immediately following the Final Disbursement Date, the aggregate amount of Disbursements made hereunder is less than the aggregate maximum principal amount of Disbursements permitted under Article II, the amount equal to the undisbursed amount shall be deducted pro rata from each of the installments of the Loan shown in the Amortization Schedule (provided that the installments other than the last installment shall be rounded up to the nearest one thousand Yen (¥1,000.-), the aggregate amount of the resulting increases to such installments being deducted from the last installment), unless such undisbursed balance is less than the last installment, in which case the whole amount thereof shall be deducted from the last installment alone.

    Promptly after the Final Disbursement Date and at the time of any amendment to the Amortization Schedule, the Agent shall draw up an amended Amortization Schedule which shall replace the original Amortization Schedule and be binding upon the Borrower, and the Agent shall notify the Borrower thereof and furnish the Borrower with a copy thereof without delay, whereupon the Borrower shall be irrevocably and unconditionally obliged to repay the Loan in accordance therewith. Such Amortization Schedule shall be conclusive in the absence of manifest error.

(2) (Prepayment Circumstance) The Borrower shall not at any time prepay any outstanding amount of the Loan other than in accordance with Section (3) of this Article IV or Section (2) of Article XII or as otherwise agreed between each of the Guarantor, the Agent and the Borrower and in the manner directed by the Guarantor and the Agent.

(3) (Voluntary Prepayment) On any Payment Date falling after the Final Disbursement Date, the Borrower may, after issuance of any authorization of the Central Bank of the Borrower’s Country necessary to make such prepayment and upon giving not less than thirty (30) calendar days’ prior irrevocable notice in writing to the Agent and the Guarantor, prepay all or any part of the Loan on a Payment Date in advance of the final Repayment Date together with all accrued interest on the respective amounts so prepaid up to and including the day immediately preceding the date of such prepayment and any other amounts then payable under this Agreement in respect thereof, in the manner directed by the Agent and the Guarantor.

(4) (Prepayment – Miscellaneous) Subject to the other provisions of this Agreement (including, without limitation Section (2) of this Article IV), (i) any notice to prepay given by the Borrower under this Agreement shall be irrevocable and shall constitute an irrevocable obligation to prepay the amount set forth in such notice and (ii) all prepayments shall, subject to the provisions of Article XI of this Agreement, be made without premium or penalty. Amounts prepaid under this Agreement may not be re-borrowed. Any and all prepayments made under this Agreement shall be applied to the Repayment Installments of the principal of the Loan in the inverse order of their maturity and shall be in an amount equal to the Repayment Installment or Repayment Installments against which such prepayment is to be applied pursuant to this Section (4).

Article V
Interest, Commitment Charge and Overdue Payment

(1) (Interest) Each Disbursement shall bear interest on the outstanding principal amount therefor, for each day during each Interest Period, at a rate per annum equal to the Floating Rate applicable to such Interest Period plus the Applicable Spread. The Borrower shall pay such interest to the LENDERS in arrears on each Payment Date for the period commencing on and including the date of the first Disbursement (in the case of the initial payment of interest on such Disbursement) or the immediately preceding Payment Date (in the case of each subsequent payment of interest) up to but excluding such Payment Date.

(2) (Commitment Charge)

(a) The Borrower shall pay to the LENDERS ratably in proportion to their Credit Exposures, a commitment charge at the rate of two-fifths of one percent (0.4%) per annum on the daily undrawn and uncancelled portion of the Facility.

(b) Such commitment charge shall accrue from and including the date hereof to the Final Disbursement Date. Such commitment charge shall be payable in arrears on each Payment Date during the period commencing on the date hereof (in the case of the initial payment of such commitment charge) or the immediately preceding Payment Date (in the case of each subsequent payment of such commitment charge) up to and including such first-mentioned Payment Date or the Final Disbursement Date, as the case may be.

(3) (Default Interest)

(a) In case the Borrower fails to pay any principal or interest payable under this Agreement on the due date therefor (hereinafter referred to as the “Overdue Amount”), the Borrower shall pay to the LENDERS interest (“Overdue Interest”), to the fullest extent permitted by applicable law, on such Overdue Amount for each day during the period from and including the due date therefor to the date of actual receipt by the LENDERS thereof (hereinafter referred to as the “Overdue Period”), at a rate per annum equal to the sum of the Overdue Floating Rate (as defined below), the Applicable Spread and one percent (1.00%). Such Overdue Interest shall accrue as well after as before judgment and in accordance with Section (4) of this Article V. Interest at the rate stipulated in Section (1) of this Article V shall not accrue on any Overdue Amount during the Overdue Period.

The “Overdue Floating Rate” means, in this Section (3) of this Article V, the rate per annum (on the basis of a 360-day year), shown on the Telerate Page 3750 (or such other page as may replace such page on such screen for the purpose of displaying London interbank offered rates of major banks for deposits in Yen) as the “British Bankers Association Interest Settlement Rate” in Yen (LIBOR) for a period of six (6) months, or if no rate appears on such page on any Overdue Interest Calculation Date (as defined below) in the Overdue Period, the average (rounded upwards, if necessary, to the nearest 1/16th of 1%) of the respective rates per annum at which deposits in Yen are offered to the Reference Banks in the London interbank market, in each case, as of approximately 11:00 a.m. (London time) on such Overdue Interest Calculation Date. In the event that such rate is not available at such time for any reason, then the applicable the “Overdue Floating Rate” shall be determined by the Agent in a commercially reasonable manner after consulting with the LENDERS and the Borrower.

The “Overdue Interest Calculation Date” means two (2) LIBOR Business Days prior to:

(i) the Repayment Date or Payment Date, as applicable, on which the Overdue Amount became due and payable;

(ii) (a) the Repayment Date or Payment Date, as applicable, next succeeding the previous Repayment Date or Payment Date, as the case may be, in the event that the Overdue Amount continues to be unpaid on such subsequent Repayment Date or Payment Date, as the case may be, or (b) each March 24 and September 24 which succeeds the final Repayment Date hereunder, in the event that the Overdue Amount is or continues to be unpaid on such date; and

(iii) in the event that the Overdue Amount became due and payable on any day other than a Repayment Date or a Payment Date, then the Repayment Date or Payment Date immediately preceding the date the Overdue Amount became due and payable, or the March 24 or September 24 immediately preceding the date the Overdue Amount became due and payable, in the event that the Overdue Amount is or continues to be unpaid after the final Repayment Date.

(b) Payment of interest by the Borrower in accordance with paragraph (a) of this Section (3) shall not prejudice the right of the LENDERS to exercise any other of its rights or claims hereunder, at law or otherwise to remedy any such failure to pay any amount on the due date for payment hereunder, and in particular its rights under Article IX hereof.

(4) (Basis of Calculation) Interest, commitment charge and any other fees on the Loan shall accrue on a day-to-day basis and be computed on the basis of a year of three hundred and sixty- (360) days and the actual number of days elapsed (fractional sums of less than one Yen (¥1.-) being disregarded).

Article VI
Payments and Currency

(1) (Place and Time of Payment) Unless otherwise stipulated to the contrary, any and all payments to be made by the Borrower to the LENDERS, the Agent and/or the Collection Agent under any Transaction Document shall be paid, subject to the terms of the General Agency Agreement, in Yen in immediately available funds for value not later than 11:00 a.m. (Tokyo time) on the due date for payment thereof to the account of the Collection Agent as is notified to the Borrower by the Collection Agent. Any payment made on such due date but after that time shall be deemed to have been made on the immediately following Business Day and accordingly interest shall accrue upon any amount paid after that time in accordance with Section (3) of Article V.

(2) (Payment to be made on a Business Day) If any payment to be made by the Borrower under this Agreement falls due on any day which is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

(3) (Payments to be Free of Claims) Any repayment or payment or prepayment by the Borrower to the LENDERS hereunder shall be made without set-off or counterclaim.

(4) (Payments in Relevant Currency) The obligation of the Borrower under this Agreement to make payment in Yen or the Relevant Currency, as the case may be, shall not be discharged or satisfied by any amount, tender or recovery (whether pursuant to any judgment or otherwise) expressed, paid or made in or converted into any currency other than Yen or the Relevant Currency, as the case may be, except to the extent to which such amount, tender or recovery so expressed, paid, made or converted shall result (when converted to the currency in which the obligation is denominated in accordance with the relevant LENDER's usual foreign exchange practices) in the effective receipt by the LENDERS of Yen or the Relevant Currency, as the case may be, and the Borrower shall, as a primary obligation enforceable as an alternative or additional cause of action for the purpose of recovery in Yen or the Relevant Currency, as the case may be, indemnify the LENDERS against the amount (if any) by which such effective receipt shall fall short of the full amount of Yen or the Relevant Currency, as the case may be, payable under this Agreement, and such indemnity shall not be affected by any judgment obtained for any other sum due under this Agreement.

(5) (Insufficient Payment) If the amount of any payment made by the Borrower on the due date therefor under this Agreement is less than the total amount due and payable in respect of such payment, the Agent (on behalf of the LENDERS) shall apply the payment so made in or towards the satisfaction of any or all of the amounts which are due or overdue for payment on such day in the following order (or in such other order as the Agent may agree with the Borrower from time to time to be appropriate in the circumstances):

(a) costs and expenses (and amounts under indemnities in respect of costs and expenses) due under this Agreement (to the extent the Agent has been notified that such amounts are due) pursuant to this Agreement;

(b) commitment and agency fees due but unpaid under this Agreement, if any;

(c) interest on Overdue Amounts due but unpaid under this Agreement, if any;

(d) interest due but unpaid on the Loan;

(e) the principal amount of the Loan then due and payable;

(f) any amount due and payable by the Borrower in accordance with the terms of this Agreement and not otherwise provided for in this Section (5) of Article VI,

provided that:

(g) if any payment is insufficient to pay an amount referred to in any of paragraphs (a) to (f) (inclusive) above in full, the Agent shall apply the payment received pro rata in proportion to the amounts owing under the Loan in reduction of the amount referred to in the relevant paragraph above and, with respect to amounts applied to the Loan, in the chronological order in which such sums fell due; and

(h) if the Guarantor makes any payment with respect to the Guaranteed Unpaid Amount (as defined in the Guarantee Agreement) pursuant to the terms of the Guarantee Agreement, the parties hereto agree for the express benefit of the Guarantor that, from the date the Guarantor makes such payment until the date the Borrower reimburses the Guarantor in full therefor and discharges in full any other outstanding payment obligations or other obligations that it may owe the Guarantor under the Indemnity Agreement, all payments made by the Borrower under this Agreement shall be applied in accordance with the provisions of Section 3.2 (Application of Payments) of the General Agency Agreement.

(6) (Arrangement Fee and Agency Fee) The Borrower shall pay to Sumitomo Mitsui Banking Corporation the arrangement fee and the agency fee specified in a fee letter dated after the date hereof between the Borrower and Sumitomo Mitsui Banking Corporation (the “Fee Letter”), at the times specified for payment therein, independently from any obligation under this Agreement.

Article VII
Representations and Warranties

The Borrower hereby represents and warrants for the benefit of the LENDERS that:

(1) (Status of Borrower) The Borrower is a corporation duly incorporated and validly existing under the laws of the Borrower’s Country as a sociedade anônima and has full power and authority to carry on its business (including the Project) as now being conducted and is a legal entity with separate legal personality capable of being sued in its own name.

(2) (Authorization) The Borrower has full power and authority to enter into each Transaction Document, to borrow hereunder and to perform and observe the terms and conditions of this Agreement and each other Transaction Document. The Borrower has taken and completed all action or procedures necessary to approve the transactions contemplated in this Agreement and each other Transaction Document and to authorize the Borrower to execute, deliver and perform this Agreement and each such Transaction Document and to perform its obligations hereunder or thereunder.

(3) (Government Consents and Actions) All authorizations, licenses, approvals or consents of, or registrations, recordations or filings with, the Borrower’s Country, or of any agency, department, or commission thereof or therein which is necessary for (a) the execution, delivery or performance of this Agreement and each other Transaction Document or any agreement or instrument required hereunder or thereunder, (b) the legality, validity, enforceability and admissibility in evidence hereof or thereof, (c) the borrowings hereunder or (d) the payment by the Borrower of all sums which it may be liable to pay hereunder or thereunder in Yen or the Relevant Currency, as the case may be, have been duly effected, completed and/or obtained and are in full force and effect, (A) including, but not limited to, the electronic registration of the Loan with Banco Central do Brasil by means of the SISBACEN system called Registration of Financial Transaction (“Registro de Operação Financeira – ROF”) (“ROF”) and all related authorizations, registrations (or amendments thereof) and communications from, with or in respect of ROF and/or any department of Banco Central do Brasil which may be required prior to each Disbursement hereunder by the applicable regulations of the Borrower’s Country, which has been made and is in full force and effect, or shall be made or be in full force and effect prior to such Disbursement, and (B) except for (i) the registration of each Disbursement and the related schedule of payments with respect thereto with Banco Central do Brasil, which the Borrower shall promptly effect after the entrance of such Disbursement into the Borrower’s Country in accordance with Article VIII of this Agreement, (ii) the notarization of the signature of the parties to each Transaction Document by a notary public licensed under the laws of the place of signing; (iii) the consularization of each Transaction Document in the appropriate Brazilian consulate in the event that such Transaction Document is not executed in the Borrower’s Country; and (iv) the registration of each Transaction Document, together with a sworn translation of each Transaction Document into the Portuguese language, with the appropriate Registry of Deeds and Documents, which registration can be made at any time prior to the enforcement thereof in the Borrower’s Country.

(4) (Binding Effect) Each Transaction Document has been duly executed and delivered by the duly authorized representative(s) of the Borrower. Each Transaction Document constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(5) (No Contravention) The execution, delivery and performance of this Agreement and each other Transaction Document and all instruments and agreements required hereunder or thereunder do not contravene, violate or constitute a default under (a) any provision of the articles of incorporation, by-laws or other constituent documents or capital stock of the Borrower; (b) any material provision of any material agreement or other material instrument to which the Borrower is a party or by which the Borrower or any of its assets is or may be bound; (c) any treaty, law or regulation applicable to the Borrower; or (d) any judgment, injunction, order or decree binding upon the Borrower or any of its assets, nor would the same result in the creation or imposition of any Encumbrance on any asset of the Borrower.

(6) (No Default) No event has occurred and is continuing or would result from the making of any Disbursement hereunder which constitutes or would constitute a Default or a material default under any material agreement, mortgage, indenture, note or other material instrument to which the Borrower is a party or by which the Borrower or any of its assets is or may be bound.

(7) (Litigation) There are no legal, administrative or other actions, claims or other proceedings current, pending or, to the Borrower’s knowledge, threatened against the Borrower or the Project which if decided adversely would materially and adversely affect the financial condition, business or operations of the Borrower and its Consolidated Subsidiaries or the Project or would materially and adversely affect the Borrower’s ability to perform its obligations under this Agreement or any other Transaction Document or which question the legality, validity or binding effect of any provision of this Agreement or any other Transaction Document or the authority of the Borrower to execute any of the Transaction Documents.

(8) (Taxes) Under the laws of the Borrower’s Country, there is no Tax payable (whether by withholding or otherwise) on or by virtue of the execution and delivery of this Agreement, or any other Transaction Document or any document or instrument to be executed and delivered hereunder or thereunder, the performance, enforcement or admissibility in evidence hereof or thereof, or on any payment required to be made hereunder or thereunder, except for a withholding tax with respect to payments of interest under this Agreement.

(9) (Pari Passu) The obligations and liabilities of the Borrower under this Agreement and each other Transaction Document are unconditional and general obligations of the Borrower and rank at least pari passu with all other present or future unsecured and unsubordinated Indebtedness (both actual and contingent) of the Borrower.

(10) (Proceedings to Enforce Agreement) In any proceedings in the Borrower’s Country to enforce any Transaction Document, the choice of New York law or Japanese law (as the case may be) as the governing law thereof will be recognized and such law will be applied, the irrevocable submissions of the Borrower to the non-exclusive jurisdiction of the Tokyo District Court, the courts of the State of New York and the courts of the United States of America in New York and the appointment by the Borrower of the Tokyo Process Agent and the New York Process Agent are legal, valid, binding and enforceable and any judgment obtained in Japan or New York will be recognized and enforceable against the Borrower and its assets in the Borrower’s Country after having been duly ratified by the Federal Supreme Court of the Borrower’s Country; such ratification by the Supreme Court of the Borrower’s Country will occur if the court decision in such jurisdiction (i) complies with all formalities required for the enforcement thereof under the laws of such jurisdiction; (ii) was issued by a competent court in such jurisdiction after valid service of process upon the parties to the action (such service to have been made under the authority of a court or the clerk of a court), or after sufficient evidence of the parties’ absence has been given in accordance with the applicable law of such jurisdiction; (iii) is not subject to appeal; (iv) is not against public policy, national sovereignty or good morals of the Borrower’s Country and does not contain any other provision of a similar nature; (v) is duly authenticated by the competent consulate of the Borrower’s Country in such jurisdiction and is accompanied by a translation thereof into Portuguese made by a sworn translator; and (vi) in the case of proceedings in the Borrower’s Country to enforce a payment obligation under this Agreement, it is also required that any judgment obtained in Japan or New York be for the payment of a determined amount.

    Each Transaction Document is in proper legal form under the laws of the Borrower’s Country and is capable of enforcement in the courts of the Borrower’s Country.

    There is no requirement to file, register or otherwise record any Transaction Document or any instrument or agreement required hereunder or thereunder in any public office or elsewhere in the Borrower’s Country to ensure the validity, legality, effectiveness, enforceability or admissibility in evidence hereof or thereof, except for the approvals, registrations and other actions referred to in Section (3) of this Article VII.

    Each Note shall constitute a valid título executivo, enforceable against the Borrower in accordance with applicable law.

(11) (Commercial Activity) The Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and each Transaction Document. The execution and delivery of this Agreement and each Transaction Document constitute, and the Borrower’s performance of and compliance with its obligations under this Agreement and each Transaction Document will constitute, private and commercial acts rather than public or governmental acts.

(12) (Immunity) The waiver of immunity by the Borrower in Section (5) of Article XIV is legal, valid, binding and enforceable and neither the Borrower nor any of its assets has any right of immunity from suit, execution, attachment prior to judgment, attachment in aid of execution or any other legal process with respect to its obligations under any Transaction Document in any jurisdiction, including, without limitation, the Borrower’s Country.

(13) (Information) All written information which has been given by the Borrower or the representatives or agents thereof to the Guarantor, the Agent or the LENDERS or the representatives, agents or legal counsel thereof in connection with any Transaction Document was when given true and accurate in all material respects. The Borrower has disclosed to the LENDERS in writing any and all facts which materially and adversely affect the business, operations or financial condition of the Borrower or the ability of the Borrower to perform its obligations under any Transaction Document.

(14) (Financial Statements)

(a) The audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of the end of and for the years ending December 31, 2002 and (ii) each of the Borrower’s fiscal years thereafter, reported on by KPMG or other independent public accountants of recognized international standing, copies of which have been furnished to each of the Guarantor, the Agent and the LENDERS on or before the date on which this representation is made or deemed to be made, to the extent then existing, are complete and correct in all material respects and fairly present the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows and changes in shareholders’ equity for the fiscal years then ended.

(b) The financial statements described in paragraph (a) of this Section (14) and the related schedules and notes thereto have been prepared in accordance with GAAP throughout the periods involved.

(c) Since December 31, 2002 there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries.

(15) (Compliance with Laws) The Borrower is in compliance with all applicable Laws and directions of any Governmental Agency having jurisdiction over its business and all covenants and other obligations contained in any agreements to which it is a party except where the failure to so comply in respect of any of the foregoing does not have a Material Adverse Effect. For the purposes of this Section (15) and of Section (7) of Article VIII, the term “Law” means any convention, treaty, law, ordinance, decree, rule, directive, regulation, judicial or arbitral decision, or voluntary restraint, policy or guideline not having the force of law but compulsory in character, or any of the provisions of the foregoing (as amended, supplemented or replaced from time to time) binding on or affecting the Borrower, and the term “Governmental Agency” means any ministry, department, authority, corporation, or other juridical entity of the Borrower’s Country or any political subdivision thereof or therein, whether autonomous or not but charged with legislative, regulatory, administrative or judicial powers of functions, including any entity owned or controlled by such government or such political subdivision.

(16) (Project) The Project description and details contained in Annex B are true and accurate in all respects.

(17) (Qualification to do Business) It is not necessary under the laws of the Borrower's Country that any LENDER or the Agent be licensed or qualified to do business in the Borrower's Country solely as a result of its execution, delivery or performance of the Transaction Documents, except that each LENDER will be required, pursuant to Normative Instruction No. 200, of September 13, 2002, issued by the Federal Revenue Service (Secretaria da Receita Federal) of the Ministry of Finance (Ministério da Fazenda), as amended, to obtain a federal taxpayer's identification number (número de inscrição no cadastro de pessoas jurídicas) in the Borrower’s Country.

The representations and warranties of the Borrower made and given above shall be continuing representations and warranties, shall survive the execution of this Agreement and shall be deemed to be repeated by the Borrower on the date of each Disbursement and on each Payment Date by reference to the facts then existing.

Article VIII
Particular Covenants

The Borrower covenants and agrees that, as from the date of this Agreement and so long as any amount payable or repayable to the LENDERS hereunder has accrued and remains outstanding:

(1) (Consultation and Visit) The Borrower shall from time to time at the request of the Agent or the Guarantor, consult with the Agent or the Guarantor, as the case may be, as to the implementation and administration of the Transaction Documents and the Project. The Borrower shall afford all reasonable opportunity for representatives of the Agent or the Guarantor, during normal business hours and upon reasonable advance notice, to visit any part of its premises (and/or territory as the case may be), and to inspect the books, accounts and records of the Borrower for purposes related to the Transaction Documents.

(2) (Information)

(a) The Borrower shall furnish the Agent and the Guarantor with copies of the annual reports of the Borrower promptly after they are prepared, and in any event not later than one hundred and eighty (180) days after the close of each of the Borrower’s financial years.

(b) The Borrower shall include the Agent and the Guarantor in its mailing list and by so doing shall disclose to the Agent and the Guarantor all public information disclosed by the Borrower to its shareholders.

(c) The Borrower shall furnish the Agent and the Guarantor upon request with all information as shall be furnished by the Borrower to any party to any other loan or financing agreement related to the Project and with such other information (financial or other) as the Agent or the Guarantor may reasonably request.

(d) The Borrower shall furnish the Agent and the Guarantor with such other information (financial or otherwise) as the Agent or the Guarantor may reasonably request from time to time in relation to the implementation and administration of the Project or of this Agreement.

(3) (Notifications)

(a) The Borrower shall promptly inform the Agent and the Guarantor of the imposition of, or change in, any laws, decrees or regulations and any change in the favorable treatment (if any) provided by the government of the Borrower’s Country that has or could have a Material Adverse Effect.

(b) The Borrower shall promptly inform the Agent and the Guarantor of any amendment to the constitutive documents of the Borrower that has or could have a Material Adverse Effect, any substantial change in the business activities of the Borrower or in the Project, any proposed or actual change, to the Borrower’s knowledge, in the shareholders of the Borrower beneficially owning five percent (5%) or more of the outstanding common shares of the Borrower, or the occurrence of any other matter which has or could have a Material Adverse Effect.

(c) The Borrower shall promptly inform the Agent and the Guarantor of the occurrence of any event or circumstance which interferes with the implementation, completion or operation of the Project.

(d) The Borrower shall notify the Agent and the Guarantor as soon as it becomes aware of the occurrence of any Event of Default or of any event or circumstance which, upon the lapse of time, the giving of notice, the making of a determination or any combination of any of the foregoing, would become an Event of Default, or any event which interferes with the performance by the Borrower of its obligations under the Transaction Documents.

(e) The Borrower shall promptly inform the Agent and the Guarantor of any change in the information described in Section (13) of Article VII hereof which could have a Material Adverse Effect.

(4) (Financial Statements) The Borrower shall furnish or cause the Agent and the Guarantor to be furnished with the following reports and information:

(a) as soon as available, but in any event not later than one hundred and eighty (180) days after the close of each of the Borrower’s fiscal year, the audited consolidated financial statement of the Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form, in the manner regularly published by the Borrower, the figures for the previous fiscal year, all reported on by KPMG or other independent public accountants of recognized international standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations and cash flows and changes in shareholders’ equity of the Borrower and its Consolidated Subsidiaries in accordance with GAAP;

(b) as soon as available, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of the Borrower, the consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form, in the manner regularly published by the Borrower, the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by the chief financial officer of the Borrower as presenting fairly in all material respects the financial condition, results of operations and cash flows and changes in shareholders’ equity of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, subject to normal year-end audit adjustments;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section (4), a certificate of the chief financial officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section (18) of this Article VIII and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in this Section (4) and if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(5) (Records and Accounts)

(a) The Borrower shall maintain records and accounts adequate to reflect in accordance with consistently maintained sound accounting practices the expenditures financed out of the proceeds of the Loan.

(b) The Borrower shall furnish to the Agent and the Guarantor such other information concerning the records and accounts and the audit thereof as the Agent or the Guarantor may from time to time reasonably request.

(c) For all expenditures with respect to which Disbursements were made on the basis of statements of expenditures, the Borrower shall:

(i) maintain, in accordance with paragraph (a) above, records and account reflecting such expenditures;

(ii) retain, until at least two (2) years after the Final Disbursement Date, all records (contracts, orders, invoices, bills, receipts and other documents) evidencing such expenditures; and

(iii) enable representatives of the Agent or the Guarantor to examine such records.

(6) (Maintenance of Property) The Borrower shall keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(7) (Compliance with Laws) The Borrower shall comply with all applicable Laws and directions of any Governmental Agency having jurisdiction over its business and all covenants and other obligations contained in any agreements to which it is a party except where the failure to so comply in respect of any of the foregoing would not have a Material Adverse Effect.

(8) (No Encumbrance) The Borrower shall not, without the prior written consent of the Majority LENDERS and the Guarantor, create, assume or have outstanding any Encumbrance upon all or any part of the present or future assets or revenues of the Borrower to secure any present or future Indebtedness of any Person, whether actual or contingent, except for the Permitted Encumbrances.

(9) (Pari Passu) The obligations and liabilities of the Borrower under this Agreement and each other Transaction Document shall constitute unconditional and general obligations of the Borrower and shall rank at least pari passu with all other existing or future unsecured and unsubordinated Indebtedness of the Borrower.

(10) (Protection of Environment) The Borrower shall pay due attention to the protection and conservation of the environment and ecology, including, but not limited to, giving due consideration to such issues as noise pollution, air pollution, water pollution, industrial waste treatment and ecological changes to the environment in accordance with JBIC Environmental Guidelines.

(11) (Disposal of Assets) The Borrower shall not, without the prior written consent of the Majority LENDERS and the Guarantor, sell or otherwise dispose of, whether by a single transaction or a series of related transactions, assets or properties (other than sales or disposals in the ordinary course of business and for full consideration) the aggregate of which exceeds twenty percent (20%) of the lower of Unconsolidated Tangible Net Worth and Consolidated Tangible Net Worth, as calculated on the date of the transaction in question, provided that the Borrower may upon thirty (30) days’ prior written notice to the Agent and the Guarantor, enter into Sale and Lease-Back Transactions with respect to its assets and properties.

(12) (No Merger) The Borrower shall not consent to, enter into or become a party to, any merger, amalgamation or similar transaction with any other Person without the prior written consent of the Majority LENDERS and the Guarantor provided that the Borrower may enter into or become a party to, any merger, amalgamation or similar transaction with another Person if (i) the survivor of such merger, amalgamation or similar transaction explicitly assumes in writing all of the Borrower’s obligations under each Transaction Document and in connection with the Project, (ii) such merger, amalgamation or similar transaction will not substantially change the nature of the Borrower's business, (iii) such merger, amalgamation or similar transaction does not and would not have a Material Adverse Effect and (iv) immediately after giving effect to such merger, amalgamation or similar transaction, no Default shall have occurred and be continuing under this Agreement.

(13) (Procurement Process) The Borrower shall ensure that the funds made available to the Borrower by the LENDERS are used to procure goods and services necessary for the implementation of the Project in accordance with JBIC Procurement Guidelines.

(14) (Registration of Agreement)

(a) Upon each Disbursement by the LENDERS hereunder, the Borrower shall provide its Intervening Bank with the requisite documents for the purpose of closing the Exchange Contract relating thereto, in accordance with the applicable rules and regulations of Banco Central do Brasil and shall take each and all other necessary measures relating to the ROF registration and/or the requirements of Banco Central do Brasil in respect of such Disbursement (including the registration with Banco Central do Brasil of the schedule of payments with respect thereto), so as to permit payment of the principal and interest on the Loan and any and all other amounts due under this Agreement in the Relevant Currency in accordance with the terms of this Agreement. So long as the Loan is outstanding hereunder, the Borrower shall ensure that the ROF registration thereof is in full force and effect.

(b) The Borrower shall execute each Exchange Contract with its Intervening Bank no later than four (4) days (or if a shorter period is required under the applicable rules and regulations of the Borrower’s Country, such shorter period) after the making of the Disbursement relating thereto by the LENDERS.

(c) The Borrower shall promptly and timely obtain, and deliver to the Agent, from time to time at its own expense all such other governmental licenses, authorizations, consents, permits and approvals as may be required for the Borrower to comply with, and make scheduled and unscheduled payments (including, but not limited to, indemnification payments or payments resulting from an acceleration of the obligations of the Borrower) in Yen in respect of, all of its obligations under, and to preserve the rights and remedies of the LENDERS under, this Agreement and any other Transaction Document.

(15) (Questions) The Borrower shall promptly answer in writing, in reasonable detail, all reasonable questions in respect of the financial condition and business activities of the Borrower which the Agent or the Guarantor may submit to the Borrower in writing, and the Borrower shall at the request of the Agent or the Guarantor meet with representatives or agents of the Agent and the Guarantor to answer, in reasonable detail, all questions in respect of the financial condition and business activities of the Borrower which the Agent and the Guarantor may submit to the Borrower at least one week in advance of that meeting. The Agent and the Guarantor may submit questions and request meetings once a year or more frequently at the Agent and the Guarantor’s reasonable discretion.

(16) (Further Assurance) The Borrower agrees that, promptly following any request from the Agent and the Guarantor, it shall take such further action, to the fullest extent permitted by applicable law and regulations, as in the Agent and the Guarantor’s reasonable opinion is necessary to ensure the enforceability of the Transaction Documents, the ability and right of each party hereto to comply with its obligations hereunder and thereunder (including the making of all requisite payments in Yen) and the preservation of the rights and remedies of the LENDERS and the Guarantor hereunder and thereunder.

(17) (Additional or Substitutional Guarantee) Upon the occurrence of a Default under Section (18) of this Article VIII, the Borrower shall, upon request by the Agent and the Guarantor, provide the Agent, for the benefit of the LENDERS, and the Guarantor with such additional security for the Loan as the Agent and the Guarantor requires, including without limitation an absolute irrevocable and unconditional guarantee from a first-class bank acceptable to the Agent and the Guarantor, or from a parent company of the Borrower if acceptable to the Agent and the Guarantor, such guarantee to be by the first-class bank or parent company as primary obligor and not as surety for the due and punctual payment of the principal of, and interest on the Loan and any other amounts payable in accordance with the terms and conditions of the Transaction Documents in addition to or as a substitute for any guarantee or security provided with respect to the obligations hereunder and thereunder; in such case, the said guarantee or other additional security as requested by the Agent and the Guarantor shall, within 30 days of the Agent and the Guarantor's first written demand therefor, be submitted to the Agent and the Guarantor and shall be in form and substance satisfactory to the Agent and the Guarantor in all respects. Such additional or substitutional guarantee shall remain in full force and effect until the Default (the “Triggering Default”) giving rise to the Borrower's obligation to deliver such guarantee hereunder has been cured. The acceptance by the Agent and the Guarantor of such additional or substitutional guarantee shall constitute a waiver by the LENDERS of the Triggering Default, provided that such waiver shall not affect the rights, powers or privileges of any LENDER hereunder or under applicable law (including, without limitation, the right to exercise any remedy with respect to a Default or an Event of Default other than the Triggering Default, including a Default under Section (18) of this Article VIII arising after the date of the Triggering Default), all of which shall be expressly reserved, and provided, further, that such waiver shall immediately terminate without notice or any action on the part of any LENDER when such guarantee ceases to be in full force and effect.

(18) (Financial Covenants)

(a) (Interest Coverage Ratio) The Borrower will not permit the Interest Coverage Ratio on any Quarterly Date for the four fiscal quarters ended on or immediately prior to such Quarterly Date to be less than 2.25:1.

(b) (Debt Coverage Ratio) The Borrower will not permit the Debt Coverage Ratio on any Quarterly Date for the four fiscal quarters ended on or immediately prior to such Quarterly Date to exceed 3.50:1.

(c) (Leverage Ratio) The Borrower will not permit the Leverage Ratio on any Quarterly Date to be greater than 0.60:1.

(19) (Project Implementation)

(a) The Borrower shall implement, complete and operate the Project with due diligence and efficiency without any unnecessary delay, and in conformity with sound administrative, engineering and financial practices, and the Borrower shall not, without the prior written consent of the Agent and the Guarantor, make any substantial alteration to the scope or nature of the Project.

(b) The Borrower shall duly perform its obligations under the Project Documents to which it is a party, and take all appropriate steps to enforce its rights and remedies and to ensure that each other party thereto complies with its material obligations under the Project Documents to which such other party is a party.

(c) The Borrower shall do all that is necessary to maintain in full force and effect, and shall comply with the terms of, all authorizations, approvals, consents, licenses and permissions required or desirable to enable it lawfully to enter into and perform its obligations in respect of the Project.

(20) (Completion Report) The Borrower shall furnish the Agent and the Guarantor, as soon as available upon the completion of the Project, with a certified report of the total expenditures paid by the Borrower for the construction of the Project and the sources of funds therefor, in such detail as the Agent and the Guarantor may reasonably request.

Article IX
Events of Default

(1) (Events of Default) Each of the events set out in this Article IX shall be an Event of Default.

(a) the Borrower fails to pay when due any amount of principal, interest or any other amount payable to the LENDERS or the Agent under this Agreement or any other Transaction Document, in the manner required hereunder or thereunder, provided that no Event of Default shall occur if such failure to pay is caused by a technical or administrative error and payment is made within five (5) days; or

(b) the Borrower is in breach of or in default under any term, condition or provision of this Agreement or any other Transaction Document, provided that no Event of Default shall occur if such breach or default is capable of remedy and is remedied within ten (10) days of the Agent notifying the Borrower of such breach or default; or

(c) any of the events described in (a) or (b) above, or any other event which constitutes a default, occurs in respect of any Other Guarantor Agreement, provided that if an event described in (b) above or any other event which constitutes a default other than a payment default occurs in respect of any Other Guarantor Agreement, no Event of Default shall occur if (i) such breach or default is capable of remedy and is remedied within fifteen (15) days of the Agent notifying the Borrower of such breach or (ii) the Indebtedness outstanding under such Other Guarantor Agreement is repaid within such fifteen (15) day period; or

(d) any representation or warranty made or given by the Borrower herein or in any other Transaction Document or any Disbursement Request or in any other statement otherwise made in any certificate, opinion or other document furnished in connection with this Agreement or any other Transaction Document proves to have been incorrect or untrue in any material respect when made or given or deemed made or given; or

(e) (i) any other Indebtedness of the Borrower, in an aggregate amount at least equal to US$30,000,000 (or its equivalent in other currencies), is not paid at the maturity thereof for any reason, or (ii) any such Indebtedness becomes due and payable or repayable prior to the stated maturity thereof otherwise than at the option of the Borrower, or (iii) any guarantee, indemnity or other contingent liability , in an aggregate amount at least equal to US$30,000,000 (or its equivalent in other currencies), given or owing by the Borrower in respect of Indebtedness is not honored when due or called; or

(f) any distress, attachment, execution, seizure before judgment or other process having a similar effect is levied, enforced or sued on or against any part of the property, assets or revenues of the Borrower and such process is not contested in good faith by the Borrower or is not discharged or stayed within one hundred and twenty (120) days thereof; or

(g) any foreclosure proceeding or other process having a similar effect (other than exercise by creditors of rights in respect of amounts paid to accounts directly or indirectly controlled by such creditors in connection with Receivables Financing Transactions) is taken by an encumbrancer to enforce any Encumbrance created or assumed by the Borrower in respect of any part of its property, assets or revenues (including the taking of possession or the appointment of a receiver, manager or other similar Person), in each case in respect of Indebtedness of the Borrower in an aggregate amount at least equal to US$30,000,000; or

(h) the Borrower is unable to pay, or admits to its creditors generally inability to pay, or takes any step inconsistent with an ability to pay, its debts as they fall due or a general moratorium is agreed to or declared in respect of the payment or performance of the obligations of the Borrower; or

(i) the Borrower ceases, or threatens to cease, to carry on its business or the whole or a substantial part of the business, properties or assets of the Borrower is disposed of by the Borrower or is seized or appropriated (including pursuant to any condemnation, seizure, compulsory purchase or expropriation by any governmental authority or agency); or

(j) the Borrower applies for the appointment of any liquidator, receiver, trustee, administrator or similar officer for it or any part of its assets; or such liquidator, receiver, trustee, administrator or similar officer is appointed without the application or consent of, the Borrower; or the Borrower institutes any bankruptcy, arrangement, readjustment or rescheduling of debt, dissolution, liquidation or similar executory or judicial proceedings relating to it under the laws of any jurisdiction; or any such proceeding is instituted against the Borrower and such involuntary proceeding is not discharged or stayed within sixty (60) days thereof; or

(k) (i) the validity of this Agreement or any other Transaction Document is contested by the Borrower or (ii) the validity of this Agreement or any other Transaction Document is contested by the Borrower’s Country by virtue of enactment or adoption of any law, rule or regulation, the issuance of a legally binding decree or a final judgment or decision of any competent court; or

(l) there is any change in any treaty to which the Borrower’s Country is a party or any law, rule or regulation of the Borrower’s Country or any order of any competent authority or final decision of any court of competent jurisdiction which renders any material provision of this Agreement or any other Transaction Document unlawful, invalid or unenforceable or which will delay for more than sixty (60) days the performance or observance by the Borrower of any of its obligations hereunder or thereunder; or

(m) any license, consent, approval or authorization of, or filing or registration with, any governmental authority or agency necessary for the validity or enforceability of this Agreement, any other Transaction Document or the Guarantee Agreement or the making or performance by the Borrower of its obligations under this Agreement, any other Transaction Document or the Guarantee Agreement, or any agreement or instrument required hereunder or thereunder, or for the admissibility in evidence of this Agreement, any other Transaction Document or the Guarantee Agreement shall be revoked, not be issued or timely renewed, or cease to remain in full force and effect; or

(n) the Borrower’s Country shall cease to be a member of the International Monetary Fund.

(2) (Consequences of Events of Default) Upon the occurrence of any of the foregoing Events of Default, then, in each and every case, the Agent (on behalf of the LENDERS) shall (subject to the terms of Section 2.4 (Obligations) of the General Agency Agreement and Section 4.08 (Acceleration/Prepayment and Legal Action) of the Guarantee Agreement) at any time thereafter by written notice to the Borrower:- (i) immediately suspend any Disbursement; and/or (ii) immediately cancel the undrawn portion of the Facility; and/or (iii) demand that all or part of the Loan be payable on demand, whereupon the Loan, together with all accrued interest, breakage costs, commitment charges, fees and other amounts due under this Agreement or in respect of the Loan shall become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(3) (Guarantee) If the Loan is accelerated pursuant to Section (2) of this Article IX and if such acceleration is made pursuant to Section 4.08 (Acceleration/prepayment and legal action) of the Guarantee Agreement, the Borrower shall in addition pay the Agent for the account of the LENDERS a sum equal to the total amount of the Guarantee Fee (as defined in the Guarantee Agreement) which would have accrued had no such acceleration occurred, together with the cost to the LENDERS of funding such amount.

Article X
Conditions Precedent

(1) (Conditions to First Disbursement) This Agreement shall come into effect on the date hereof, provided, however, that the LENDERS shall be under no obligation hereunder and no Disbursement by the LENDERS hereunder shall be made unless and until the Agent (with the consent of the Guarantor) has notified the Borrower in writing that the Agent has received all of the following documents, each in form and substance satisfactory to it:

(i) a legal opinion of independent legal counsel to the Borrower of recognized standing in the Borrower’s Country, reasonably acceptable to the LENDERS and the Guarantor, in the form set out in Annex F (with such modifications as may be reasonably acceptable to the LENDERS and the Guarantor), dated the date hereof;

(ii) a duly executed Note from the account of each LENDER dated as of the date hereof;

(iii) a copy of the by-laws of the Borrower (being the constitutional documents of the Borrower) certified as true, complete and up-to-date by a duly authorized officer of the Borrower;

(iv) certified copies of resolutions of the board of directors of the Borrower authorizing the execution, delivery and performance by the Borrower of this Agreement and each other Transaction Document and the borrowing hereunder;

(v) documentary evidence of the authority of each Person who (aa) has signed this Agreement and each other Transaction Document on behalf of the Borrower and (bb) will sign the statements, reports, certificates and other documents required by this Agreement and each other Transaction Document and will otherwise act as a representative of the Borrower in relation to the implementation, administration or performance of this Agreement and each other Transaction Document (such documentary evidence to include certified copies of all corporate consents obtained in order to authorize the execution, delivery and performance by the Borrower of this Agreement and each other Transaction Document and the transactions contemplated hereby and thereby and the authenticated specimen signatures of and certificates of incumbency in respect of each Person described in (aa) and (bb) above);

(vi) the written consent of the Tokyo Process Agent and the New York Process Agent in the form set forth in Annex G or in a form reasonably acceptable to the Agent and the Guarantor;

(vii) documentary evidence that the registration of this Agreement with Banco Central do Brasil has been duly effected;

(viii) a copy of the Guarantee Agreement, the Indemnity Agreement, the General Agency Agreement and the Fee Letter duly executed by each party thereto, duly notarized and, to the extent such document is executed outside the Borrower’s Country, duly consularized by the Brazilian consulate located in the place of execution; and

(ix) such other documents, evidence, materials and information (financial or other) which the Agent may reasonably request in relation to this Agreement, any other Transaction Document and/or the Project.

(2) (Conditions to Each Disbursement) Moreover, notwithstanding anything contained herein to the contrary, the obligation of the LENDERS to make each and every Disbursement hereunder shall at all times be subject to the condition that as of the date of such Disbursement:

(i) no Default has occurred and is continuing or would result from the making of such Disbursement;

(ii) all the representations and warranties made or given by the Borrower herein or in any other Transaction Document remain true and accurate in all material respects;

(iii) the registration of the Loan and of such Disbursement with Banco Central do Brasil by means of ROF and all related authorizations, registrations (or amendments thereof) and communications from, with or in respect of ROF and/or any department of Banco Central do Brasil which may be required by the applicable regulations of the Borrower’s Country are in full force and effect; and

(iv) the Agent has received consent from the Guarantor to the Disbursement being made by the LENDERS in the form set out in Annex 5 (Form of Consent to Disbursement) to the Guarantee Agreement not less than three (3) Business Days in advance of the scheduled date for the Disbursement.

Article XI
Taxes, Fees and Expenses

(1) (Tax Gross-up) If the Borrower is required to make a payment to any Person under the Agreement subject to the deduction or withholding of Tax, the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, such Person receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

(2) (Tax Indemnity) If any Person (or any agent on its behalf) is required to make any payment on account of Tax or otherwise on or in relation to any sum received or receivable under this Agreement by such Person (or agent on its behalf) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such Person (or agent on its behalf), the Borrower shall, upon demand of the Agent, promptly indemnify such Person against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

(3) (Indemnification for Taxes, Fees and Expenses) Subject to delivery of reasonably detailed statements and copies of the taxes and charges set forth below, the Borrower shall pay or cause to be paid and shall indemnify the LENDERS against:

(a) all court taxes, stamp or registration or filing duties or other fees, expenses or taxes and any penalty or interest with respect thereto which may be imposed by any law or governmental authorities in connection with the execution, delivery, performance, registration or enforcement (including, without limitation, the admissibility in evidence) of this Agreement or any Transaction Document or the obtaining or enforcing of any judgment or award given in respect thereof;

(b) all banking charges or fees, if any, duly evidenced to the extent reasonably practicable, incurred in connection with the payment, repayment or prepayment of principal, interest, commitment charges or any other amount due to the LENDERS under this Agreement;

(c) the costs and expenses related to the obtaining and delivery of the opinions, documents and evidence referred to in Article X, but not to exceed the Ceiling Amount when aggregated with amounts due pursuant to Section (4)(a) of this Article XI; and

(d) all losses, costs, expenses and liabilities duly evidenced to the extent reasonably practicable, which the LENDERS may sustain or incur as a direct consequence of all or any of:

(i) any accelerated payment consequent upon the exercise of rights under Article IX;

(ii) any default in punctual payment by the Borrower of any moneys due under this Agreement;

(iii)the occurrence or continuance of any other Event of Default; and

(iv) prepayment and/or repayment of the Loan or any part thereof on any date other than a Payment Date or any other date on which such amount falls due in accordance with the provisions hereof or of the Amortization Schedule.

(4) (Expenses)

(a) The Borrower shall, whether or not any Disbursement is made, pay to the Agent on demand all expenses reasonably incurred by the Agent but not exceeding the Ceiling Amount, when aggregated with amounts due pursuant to Section (3)(c) of this Article XI in connection with the negotiation, preparation, execution, delivery, administration and implementation of this Agreement and any other Transaction Document including, but not limited to, translation, communication, travel, accommodation and all other out-of-pocket expenses reasonably incurred.

(b) The Borrower shall reimburse the Agent on demand for all expenses reasonably incurred, including but not limited to reasonable legal fees and expenses of counsel, incurred by the Agent in contemplation of, or in connection with any amendment of this Agreement or any other Transaction Document which is implemented at the request of or as a result of a material change in the circumstances of the Borrower.

(c) The Borrower shall reimburse the LENDERS on demand for all expenses reasonably incurred in connection with the enforcement of, or the preservation or perfection of any of the rights of the LENDERS hereunder or thereunder.

(d) The Borrower’s obligations under this Section (4) shall be subject to delivery of reasonably detailed statements and copies of the expenses set forth above.

(5) (Relevant Currency) All amounts payable by the Borrower under this Article XI shall be payable and paid in the Relevant Currency.

Article XII
Yield Protection

(1) (Inability to Determine Interest Rates) If on or before the first day of any Interest Period, (a) the Agent is advised by the Reference Banks that deposits in Yen (in the applicable amounts) are not being offered to the Reference Banks in the London interbank market for such Interest Period or (b) a LENDER (an “Affected LENDER”) advises the Agent that the Floating Rate as determined by the Agent will not adequately and fairly reflect the cost to such Affected LENDER of funding its ratable share of Disbursements during such Interest Period, the Agent shall promptly give notice thereof to the Borrower and the Borrower’s right to request the making of, and the Affected LENDER’s obligations to make, Disbursements shall be suspended until such time as the circumstances giving rise to such suspension no longer exist. Upon the giving of such notice, the Agent and the Guarantor shall negotiate with the Borrower with a view to agreeing upon a reasonable alternative basis for calculating the interest payable on and/or for making, maintaining and/or funding of such Disbursements. Any alternative basis so agreed within 30 days of the notification by the Agent of the event in question shall take effect in accordance with the terms so agreed. If an alternative basis is not so agreed within such 30-day period, such Disbursements shall, during such Interest Period, bear interest at the rate per annum equal to the sum of the Applicable Spread and the direct cost of such Affected LENDER (expressed as a rate per annum) of funding or maintaining outstanding its ratable share of such Disbursements during such Interest Period (as determined in good faith by the Agent), which determination shall be conclusive and binding on the Borrower for all purposes in the absence of manifest error); provided that, upon the request of the Borrower, the Agent shall describe in writing to the Borrower, in reasonable detail, the calculation of such direct cost.

(2) (Illegality) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any LENDER with any request or directive (whether or not having the force of law) of such authority, central bank or comparable agency, shall make it unlawful or impossible for any LENDER to make, maintain or fund its Credit Exposure and such LENDER shall so notify the Agent, the Agent shall forthwith give notice thereof to the other LENDERS and the Borrower, whereupon until such LENDER notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such LENDER to fund its Credit Exposure shall be suspended. At the request of such LENDER, the Borrower shall, on the next Payment Date for interest on the Loan (or upon such earlier date as such LENDER may advise the Borrower is the latest date on which such LENDER may make, maintain or fund its Credit Exposure or the affected portion thereof under applicable law) repay such LENDER’s ratable share of the Loan or the affected portion thereof (including all interest accrued thereon and fees and expenses payable in connection therewith) of such LENDER if such LENDER shall notify the Borrower that such LENDER may not lawfully continue to fund and maintain its Credit Exposure or the affected portion thereof.

(3) (Increased Cost and Reduced Return) (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any LENDER with any request or directive (whether having the force of law) of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve, special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any LENDER or shall impose on any LENDER or on the London interbank market any other condition affecting funding of its Credit Exposure and the result of any of the foregoing is to increase the cost to such LENDER of funding or maintaining the funding of its Credit Exposure, or to reduce the amount of any sum received or receivable by such LENDER under this Agreement or under its Note with respect thereto, by an amount deemed by such LENDER to be material, then, within 15 days after demand by such LENDER (with a copy to the Agent), the Borrower shall, at its option, (i) pay, upon delivery of documentary evidence of such increase, to such LENDER such additional amount or amounts as will compensate such LENDER for such increased cost or reduction; or (ii) repay such LENDER’s ratable share of the Loan or the affected portion thereof (including all interest accrued thereon and fees and expenses payable in connection therewith).

(b) If any LENDER shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on capital of such LENDER (or its parent) as a consequence of such LENDER’s obligations hereunder to a level below that which such LENDER (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such LENDER to be material, then from time to time, within 15 days after demand by such LENDER (with a copy to the Agent), the Borrower shall, at its option, (i) pay, upon delivery of documentary evidence of such increase, such LENDER such additional amount or amounts as will compensate such LENDER (or its parent) for such reduction; or (ii) repay such LENDER’s ratable share of the Loan or the affected portion thereof (including all interest accrued thereon and fees and expenses payable in connection therewith).

(c) Each LENDER will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such LENDER to compensation pursuant to this Section (3). A certificate of any LENDER claiming compensation under this Section (3) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such LENDER may use any reasonable averaging and attribution methods.

Article XIII
The Agent

Under and subject to the terms of the General Agency Agreement, each LENDER shall appoint the Agent to act as its agent in relation to the implementation of the transactions contemplated by this Agreement and the General Agency Agreement. In addition, the Collection Agent shall be appointed to act as a collection agent for and on behalf of the LENDERS and the Guarantor pursuant to the General Agency Agreement.

Article XIV
Governing Law and Jurisdiction

(1) (Governing Law) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law rules thereof, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(2) (Good Faith Consultation) The parties hereto undertake to use their best efforts to resolve any dispute arising out of or in connection with this Agreement through consultation in good faith and mutual understanding, provided that such consultation shall not prejudice the exercise of any right or remedy of either party hereto by any such party in respect of any such dispute nor prevent a party from taking necessary steps to prevent the expiry of any time limit for bringing any process, suit action or proceeding.

(3) (Submission to Jurisdiction)

(a) The Borrower hereby irrevocably agrees that each of the Tokyo District Court, the courts of the State of New York and the courts of the United States of America in New York shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any dispute, which may arise out of or in connection with this Agreement and, for such purpose, irrevocably submits to the jurisdiction of such courts.

(b) The Borrower irrevocably waives any objection which it might at any time have to the courts referred to in paragraph (a) of this Section (3) being nominated as the forum to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

(c) The submission to the jurisdiction of the courts referred to in paragraph (a) of this Section (3) shall not (and shall not be construed so as to) limit the right of the LENDERS to take proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(d) The Borrower hereby consents generally in respect of any legal action or proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such action or proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceedings, except in the case of enforcement proceedings in the Borrower’s Country relating to the assets of the Borrower which, under applicable law of the Borrower’s Country, are deemed to provide an essential public service.

(4) (Process Agent) The Borrower agrees that without limiting any other means available to the LENDERS, the process by which any suit, action or proceedings is begun, or any other document regarding the initiation of suit, action or proceedings, may be validly served on the Borrower by being delivered to (a) Abe & Matsutome Law Office at Shuwa Kioicho Park Bldg., Suite 703, 3-6 Kioicho, Chiyoda-ku, Tokyo 102-0094, Japan (the “Tokyo Process Agent” and (b) CT Corporation System at 111 Eighth Avenue, New York, NY 10011 USA (the “New York Process Agent”).

    If for any reason the Tokyo Process Agent or the New York Process Agent shall cease, or shall not be capable so to act, the Borrower shall promptly and irrevocably designate and appoint another agent acceptable to the LENDERS. Failure by the Borrower to designate and appoint another agent acceptable to the LENDERS within fifteen (15) days shall entitle the LENDERS to appoint any Person acceptable to them as agent of the Borrower by notice to the Borrower.

(5) (Waiver of Immunity) To the extent that the Borrower may now or hereafter in any jurisdiction claim for itself or its assets immunity from process, suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to the Borrower or its assets such immunity (whether or not claimed), the Borrower hereby irrevocably consents generally to the giving of relief by way of process of enforcement (including the arrest, detention or sale of any state property) and the Borrower further irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and, in particular, in relation to any proceedings that may be taken in New York the foregoing waiver of immunity shall have effect under and be construed in accordance with the United States Foreign Sovereign Immunities Act of 1976.

Article XV
Miscellaneous

(1) (Amendments and Waivers) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Agent with the consent of the Majority LENDERS; provided that no such amendment or waiver shall, unless signed by each LENDER, (i) reduce the principal of or rate of interest on the Loan or any fees hereunder, (ii) postpone the date fixed for any payment of principal of or interest on the Loan or any fees hereunder or for any suspension or termination of any Commitment, (iii) change the aggregate unpaid principal amount of the Notes or (iv) change the number of LENDERS which shall be required for the LENDERS or any of them to take any action under this Section (1) or any other provision of the Transaction Documents; and provided further that no such amendment of waiver shall, unless signed by each affected LENDER, (v) increase the Commitment of such LENDER or subject such LENDER to any additional obligation, or (vi) change the Commitment of such LENDER.

(2) (Successors and Assigns) (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all LENDERS.

(b) Any LENDER (a “Granting LENDER”) may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or its ratable share of the Loan. The Granting LENDER shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such LENDER in connection with such LENDER’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Granting LENDER sells such a participation shall provide that such LENDER shall retain the sole right to enforce the Transaction Documents and to approve any amendment, modification or waiver of any provision of the Transaction Documents; provided that such agreement or instrument may provide that such LENDER will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section (1) of Article XV that affects such Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article XII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection.

(c) Any LENDER may at any time assign to one or more banks or other institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and its Note, and such Assignee shall assume such rights and obligations, pursuant to an assignment and assumption agreement substantially in the form of Annex G hereto signed by such Assignee and such transferor LENDER, with (and subject to) the subscribed consent of the Borrower (which shall not be unreasonably withheld) and the Agent, provided that if an Assignee is an affiliate of such transferor LENDER or was a LENDER immediately before such assignment, no such consent shall be required. When such instrument has been signed and delivered by the parties thereto and such Assignee has paid to such transferor LENDER the purchase price agreed between them, such Assignee shall be a LENDER party to this Agreement and shall have all the rights and obligations of a LENDER with a commitment as set forth in such instrument of assumption, and the transferor LENDER shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor LENDER, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor LENDER shall pay to the Agent an administrative fee for processing such assignment in the amount of ¥300,000.

(d) No assignee, Participant or other transferee of any LENDER’s right shall be entitled to receive any greater payment under Article XI or Section (2) or (3) of Article XII than such LENDER would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent.

(3) (Counterparts; Integration; Effectiveness) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when the Agent has received from each of the parties hereto a counterpart hereto signed by such party or facsimile or other written confirmation satisfactory to the Agent confirming that such party has signed a counterpart hereof.

(4) (WAIVER OF JURY TRIAL) EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(5) (No Release) No claim or dispute arising out of and/or in connection with any other contract or agreement, shall have any effect upon the Borrower’s obligations under this Agreement nor in any way be deemed to release the Borrower therefrom, such obligations being absolute and unconditional.

(6) (No Waiver, Remedies Cumulative) No failure or delay on the part of the Agent or any other LENDER in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof, or the exercise of any other right. No waiver by the Agent or any other LENDER hereunder shall be effective unless it is in writing. The rights and remedies provided herein are cumulative and not exclusive of any other right or remedy provided by law.

(7) (Partial Illegality) If at any time any provision hereof becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity nor enforceability of any other provision hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

(8) (Change of Evidence of Authority) In the event of any change in the matters referred to in the documentary evidence provided for in Section (1)(v) of Article X, the Borrower shall promptly notify the Agent in writing of such change and, at the same time, furnish to the Agent relevant documentary evidence in respect of such change as well as authenticated specimen signatures of and certificates of incumbency in respect of the person(s) who are referred to in such documentary evidence as changed, if such change involves replacement of or addition to the person(s) referred to in such Section (1)(v) of Article X.

The LENDERS and the Agent may rely upon and refer to the documentary evidence, authenticated specimen signatures and certificates of incumbency previously received by the Agent until such time as the Agent receives notice from the Borrower of such change as well as the relevant revised documentary evidence.

(9) (Communications) All notices, requests, demands and other communications to or upon the parties to this Agreement shall be given or made by registered air mail or by internationally recognized courier services or facsimile (promptly confirmed by registered air mail or by internationally recognized courier services, although receipt of the confirmation shall not be necessary for effective receipt of the relevant facsimile communication) at the addresses specified below or at such other address as any party thereto may designate by written notice to each of the other parties thereto:

If to the Borrower:	Brasil Telecom, S.A. SIA/Sul, ASP, Lote “D”, Bloco “B” 71.215-000 – Setor de Industria, Brasilia, DF Brazil Attention: Diretor Financeiro Facsimile: +5561-415-1593

with a copy to:	Brasil Telecom S.A. SIA/Sul, ASP, Lote “D”, Bloco “B” 71.215-000 – Setor de Industria, Brasilia, DF, Brazil Attention: General Counsel Facsimile: +5561-415-1870

If to the Agent:	Sumitomo Mitsui Banking Corporation Structured Finance Department 1-2 Yurakucho 1-chome Chiyoda-ku, Tokyo 100-0006 Japan Attention: General Manager Facsimile: +81-3-3580-8432/3501-8539

If to the Guarantor	Japan Bank for International Cooperation International Finance Dept. III 4-1, Ohtemachi 1-chome, Chiyoda-ku, Tokyo 100-8144, Japan Attention: Director General Facsimile: +81-3-5218-3965

If to any LENDER:	The address/facsimile number set forth on the signature page hereto

Notices, requests, demands or other communications given or made as aforesaid (i) by registered air mail or by internationally recognized courier service shall be deemed to have been duly given or made when the internationally recognized courier service is duly received by the recipient and (ii) by facsimile shall be deemed to have been duly given or made when transmitted to the facsimile number referred to in this Section and confirmation of receipt is received.

(10) (Use of English Language) Except as otherwise agreed by the LENDERS, all documents, information and materials to be furnished under this Agreement shall be in the English language.

(11) (Abbreviation) This Agreement shall be referred to as “Loan to BRT under JBIC Guarantee” in communications between the Borrower, the Agent and the Guarantor, as the case may be, as well as in relevant documents.

(12) (Confidentiality) The Agent and each LENDER agrees not to disclose any Confidential Information to anyone other than Persons employed or retained by such Person who are or are expected to become engaged in evaluating, approving, structuring or administering the transactions contemplated hereby; provided that nothing herein shall prevent the Agent or any LENDER from disclosing Confidential Information (i) to the Agent or any other LENDER and each of the officers, directors, employees, agents, attorneys and accountants of such Persons, in each case provided that such recipient has been made aware of the restrictions set forth in this Section prior to disclosure, (ii) upon the order of any court or administrative agency, (iii) upon demand by any regulatory agency or authority having jurisdiction over the Agent or any LENDER, (iv) to the extent reasonably required in connection with any litigation to which the Agent or any LENDER may be a party, (v) to the extent reasonably required in connection with the exercise of any remedy hereunder and (vi) to such Person's legal counsel and independent auditors.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Brasil Telecom S.A., as Borrower

By: ________________________
Name:	Carla Cico
Title:	Chief Executive Officer

By: ________________________
Name:	Paulo Pedrão Rio Branco
Title:	Financial Executive Officer

Sumitomo Mitsui Banking Corporation,
as LENDER, as Agent and as Collection Agent

By: ________________________
Name:	Shuntaro Higashi
Title:	Managing Director and
Head of the Americas Division

Witnesses for the purposes of Article 585,
II of the Brazilian Code of Civil Procedure

By: ________________________
Name:
Identification No.:
Tax ID No.:

By: ________________________
Name:
Identification No.:
Tax ID No.:

ABN AMRO Bank, N.V., Tokyo Branch, as LENDER

By: ________________________
Name:	Yasuo Fujii
Title:	Managing Director
Cross Border Structured Finance

By: ________________________
Name:	Hirofumi Sakioka
Title:	Director
Cross Border Structured Finance

Address:	5-1, Atago 2-chome
Minato-ku, Tokyo 105-6231, Japan

BNP PARIBAS, Tokyo Branch,
as LENDER

By ________________________
Name:	Hiroaki Inoue
Title:	General Manager

By ________________________
Name:	Eiji Kamiyabu
Title:	Head of Energy, Commodities,
Export & Project Finance Japan

Address:	7-2, Otemachi 1-chome
Chiyoda-ku, Tokyo 100-0004, Japan

Mizuho Corporate Bank, Ltd.,
as LENDER

By ________________________
Name:	Tsukasa Takasawa
Title:	Senior Vice President
Americas Financial Products Division

Address:	3-3, Marunouchi 1-chome
Chiyoda-ku, Tokyo 100-8210, Japan

Société Générale, Tokyo Branch,
as LENDER

By ________________________
Name:	Atsushi Yamashita
Title:	Director
Head of Export & Project Finance Department

Address:	12-32, Akasaka 1-chome
Minato-ku, Tokyo 100-0004, Japan

Annex A

Form of Note

[Date]

For value received, Brasil Telecom, S.A., a sociedade anônima organized under the laws of Brazil (the “Borrower”), promises to pay to the order of _____________________ (the “LENDER”), for the account of its Lending Office, the unpaid principal amount of its ratable share of each Disbursement made by the LENDER to the Borrower pursuant to the Loan Agreement referred to below on March 24, 2011. The Borrower promises to pay interest on the unpaid principal amount of each such Disbursement on the dates and at the rate or rates provided for in the Loan Agreement. All such payments of principal and interest shall be made in lawful money of Japan in immediately available funds at the offices of the Agent (as defined below) specified in the Loan Agreement.

All Disbursements made by the LENDER and all repayments of principal thereof shall be recorded by the LENDER and, prior to any transfer hereof, endorsed by the LENDER on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof, provided that the failure of the LENDER to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Loan Agreement.

This note is one of the Notes referred to in the Loan Agreement dated as of March 24, 2004 between the Borrower and the financial institutions listed on the signature pages thereof and Sumitomo Mitsui Banking Corporation, as agent (the “Agent”) and collection agent (as the same may be amended from time to time, the “Loan Agreement”). Terms defined in the Loan Agreement are used herein with the same meanings. Reference is made to the Loan Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

Brasil Telecom S.A.

By:______________________
Name:
Title:

Note (cont’d)

DISBURSEMENTS AND PAYMENTS OF PRINCIPAL

Date	Amount of Disbursement	Amount of Principal Repaid	Notation Made By

Annex B

Project Description

1. Objectives and Purposes:

Mainly for the purpose of meeting the yearly targets established by Agência Nacional de Telecomnicações (“ANATEL”), more specifically, (i) expanding the telecommunication network and (ii) improving the telecommunication quality in relation to the Borrower’s fixed line business including the data network, the Borrower will execute the capital expenditures as set forth in 2 below during 2003 and 2004.

2. Uses and Sources of Funds: Capital Expenditure Program of 2003 - 2004

(Unit: US$ million equivalent)

Uses		Sources
Switching	182	This Loan Agreement	200
Transmission	44	Other funds sources (including own cash generation)	915
Intelligent Network	16
Data Network	220
Corporate Customers	41
Information Technology	210
Others	402
Total	1,115	Total	1,115

Annex C

Disbursement Procedures

Unless otherwise agreed in writing by the parties to this Agreement, Disbursement under this Agreement shall be made in accordance with the following procedures:

1. Disbursement Account

Subsequent to the execution of this Agreement, the Borrower shall designate a non-resident account (the “Disbursement Account”) opened, in the name of the Borrower, at the Agent in Tokyo for the purpose of receiving the Loan proceeds.

2. Disbursement

The initial Disbursement and any subsequent Disbursement(s) shall be made as follows:

(a) The Borrower shall, no later than fifteen (15) Business Days prior to the proposed date of each Disbursement, submit to the Agent a duly completed and signed Request for Disbursement in the form of Form 1 attached hereto (the “Disbursement Request”). The date of Disbursement may not be later than the Final Disbursement Date. The amount of each Disbursement requested shall be not less than fifty million US Dollars (US$50,000,000.00), not more than two hundred million US Dollars (US$200,000,000.00) and an integral multiple of fifty million US Dollars (US$50,000,000.00) (save for the final Disbursement which may be an amount equal to the undisbursed portion of the Facility).

(b) Each Disbursement Request shall be accompanied by (a) a duly completed certificate of the Borrower substantially in the form of Form 2 attached hereto (Certificate as to Use of Proceeds) evidencing the use of the proceeds of such Disbursement and (b) any other supporting documents satisfactory to the Agent and the Guarantor.

(c) Upon receipt by the Agent of the Disbursement Request with its duly completed attachments, the Agent shall notify each of the LENDERS of the Yen amount of its share of the corresponding Disbursement and each LENDER shall disburse such amount by payment into the Disbursement Account on the date falling fifteen (15) Business Days after the date on which such Disbursement Request is submitted to the Agent, unless otherwise agreed by the Agent and the Guarantor. The Agent shall notify the Borrower of its approval by facsimile or in any appropriate manner, of the date and amount of the Disbursement in advance.

(d) For purposes of calculating the Yen equivalent of the amount of Disbursement specified in the related Disbursement Request, the opening telegraphic transfer selling (TTS) rate of exchange for US Dollars into Yen quoted by the Agent on the day on which the Agent receives the Disbursement Request shall be applied.

(e) The payment by the LENDERS into the Disbursement Account pursuant to paragraph (c) of this Section 2 shall constitute a Disbursement of the Loan and shall, as from the date of such payment, constitute a valid and binding obligation of the Borrower in respect of repayment of the corresponding amount of the Loan and the payment of interest and any other amounts payable hereunder in relation thereto.

(f) The Borrower shall send the Agent a duly completed payment instruction in the form of Form 3 attached hereto (Payment Instruction) not less than three (3) Business Days prior to the proposed date of Disbursement, instructing the Agent to transfer all amounts disbursed by the LENDERS into the Disbursement Account to an account designated by the Borrower.

(g) No more than one (1) Disbursement may be made hereunder in any one (1) calendar month period.

Form 1

Request for Disbursement

Date:____________

To:	Sumitomo Mitsui Banking Corporation
1-2 Yurakucho 1-chome,
Chiyoda-ku, Tokyo 100-0006, Japan

Facsimile Number: +81-3-3580-8432/3501-8539

Attn: General Manager, Structured Finance Department

Re: Loan to BRT under JBIC Guarantee

Dear Sirs

In accordance with paragraph 2(a) of Annex C (Disbursement Procedures) to the Loan Agreement dated as of March 24, 2004 between Brasil Telecom S.A, the financial institutions listed on the signature pages thereto as lenders and Sumitomo Mitsui Banking Corporation, as agent and collection agent (the “Loan Agreement”), we hereby request the LENDERS to disburse the amount specified below. Capitalized terms used herein are used as defined in the Loan Agreement.

(1)	Total amount requested for Disbursement

_______________ US Dollars (US$_______________)

(2)	Date of Disbursement:

Please disburse the above-mentioned amount on the date requested for Disbursement by paying such amount into the Disbursement Account.

We confirm that (a) each of the representations and warranties set out in Article VII of the Loan Agreement is true and correct in all material respects on the date hereof and will be true and correct in all material respects on the date that the Disbursement requested in this Disbursement Request will be made; and (b) no Default has occurred and is continuing or would result from the making of the Disbursement requested in this Disbursement Request.

The payment by the LENDERS of the above-mentioned amount into the Disbursement Account shall be a Disbursement under the Loan Agreement and shall constitute a valid and binding obligation of the Borrower under the Loan Agreement.

Yours faithfully,

Brasil Telecom S.A.

(authorized signature)

Form 2

Certificate as to Use of Proceeds

Date:

To:	Sumitomo Mitsui Banking Corporation
1-2 Yurakucho 1-chome,
Chiyoda-ku, Tokyo 100-0006, Japan

Attn:	General Manager, Structured Finance Department

To:	Japan Bank for International Cooperation
4-1, Ohtemachi 1-chome,
Chiyoda-ku, Tokyo 100-8144, Japan

Attn:	Director General, International Finance Department III

Re: Loan to BRT under JBIC Guarantee

Dear Sirs

Reference is made to the Loan Agreement dated as of March 24, 2004 between Brasil Telecom S.A, the financial institutions listed on the signature pages thereto as lenders and Sumitomo Mitsui Banking Corporation, as agent and collection agent (the “Loan Agreement”). Capitalized terms used herein are used as defined in the Loan Agreement.

We hereby certify that the proceeds of the Disbursement to be made by the LENDERS on __________, 200_ have been applied as set out in the attached table.

In case the Guarantor or the Agent requires more details or necessary documents concerning the above, we are ready to furnish them without delay.

Yours faithfully,

Brasil Telecom S.A.

(authorized signatory)

(Attachment to Form 2)
Name and nationality of contractor or supplier to which payment has been made out of the proceeds of the Disbursement		Invoice No. (pls. specify)	Amount of Payment (in Reais)	Date of Payment (pls. specify)	Exchange rate as of the date of payment (between Reais and US Dollars)	US Dollar equivalent (pls. specify)	Remarks
Name	Nationality

(in total)

Form 3

Form of Payment Instruction

Date:
Serial No.:

To:	Sumitomo Mitsui Banking Corporation
1-2 Yurakucho 1-chome,
Chiyoda-ku, Tokyo 100-0006, Japan

Facsimile Number: +81-3-3580-8432/3501-8539

Attn:	General Manager, Structured Finance Department

Re: Loan to BRT under JBIC Guarantee

Dear Sirs

In accordance with paragraph 2(f) of Annex C (Disbursement Procedure) of the Loan Agreement dated as of March 24, 2004 between Brasil Telecom S.A, the financial institutions listed on the signature pages thereto as lenders and Sumitomo Mitsui Banking Corporation, as agent and collection agent (the “Loan Agreement”), we hereby request you to execute the following transfer from the Disbursement Account in the account specified below:

Transfer Date:	___________________________________
Transfer Amount:	___________________________________
Account Bank/Branch:	___________________________________
Account Number:	___________________________________
Account Name:	___________________________________
Reference:	___________________________________

Yours faithfully,

Brasil Telecom S.A.

Name:
Title

Annex D

Commitment Schedule

(Amounts in ¥)

Name	Address of Lending Office	Commitment

Sumitomo Mitsui Banking Corporation	1-2 Yurakucho 1-chome Chiyoda-ku,	JPY5,500,000,000.-
Tokyo 100-0006 Japan

ABN AMRO Bank, N.V., Tokyo Branch	5-1, Atago 2-chome	JPY5,500,000,000.-
Minato-ku,
Tokyo 105-6231, Japan

BNP PARIBAS, Tokyo Branch	7-2, Otemachi 1-chome	JPY5,500,000,000.-
Chiyoda-ku,
Tokyo 100-0004, Japan

Mizuho Corporate Bank, Ltd.	3-3, Marunouchi 1-chome	JPY5,500,000,000.-
Chiyoda-ku,
Tokyo 100-8210, Japan

Société Générale, Tokyo Branch	12-32, Akasaka 1-chome	JPY5,500,000,000.-
Minato-ku,
Tokyo 100-0004, Japan

TOTAL		JPY27,500,000,000.

Annex E

Amortization Schedule

No.	Due Date	Amount in Yen

1	September 24, 2006
2	March 24, 2007
3	September 24, 2007
4	March 24, 2008
5	September 24, 2008
6	March 24, 2009
7	September 24, 2009
8	March 24, 2010
9	September 24, 2010
10	March 24, 2011

Total:

Annex F

Form of Legal Opinion of
Independent Legal Counsel to the Borrower

Date:

To:	Sumitomo Mitsui Banking Corporation,
as Agent for the LENDERS referred to below

to:	Japan Bank for International Cooperation,
as Guarantor

Re: Loan to BRT under JBIC Guarantee

Dear Sirs:

    We have acted as independent legal counsel to Brasil Telecom S.A. (the “Borrower”) and have advised the Borrower in connection with a loan agreement dated as of March 24, 2004 between the Borrower, the financial institutions listed on the signature page thereto as lenders and Sumitomo Mitsui Banking Corporation, as agent and collection agent (the “Agreement”).

    All terms and expressions defined in the Agreement shall bear the same meaning in this opinion.

    This opinion is given to you pursuant to Section (1)(i) of Article X of the Agreement and at the request of the Borrower.

    After examining all relevant documents, including an executed copy of the Transaction Documents, and making all enquiries which we consider necessary or desirable for the opinion hereafter expressed and having regard to the laws and regulations of the Federative Republic of Brazil (the “Borrower’s Country”) which we consider relevant, we are of the opinion that:

(1) The Borrower is a corporation duly incorporated and validly existing under the laws of the Borrower’s Country as a sociedade anônima and has full power and authority to carry on its business (including the Project) as now being conducted and is a legal entity with separate legal personality capable of being sued in its own name.

(2) The Borrower has full power and authority to enter into each Transaction Document, to borrow under the Agreement and to perform and observe the terms and conditions of each Transaction Document. The Borrower has taken and completed all action or procedures necessary to approve the transactions contemplated in each Transaction Document and to authorize the Borrower to execute, deliver and perform each such Transaction Document and to perform its obligations thereunder.

(3) All authorizations, licenses, approvals or consents of, or registrations, recordations or filings with, the Borrower’s Country, or of any agency, department, or commission thereof or therein which is necessary for (a) the execution, delivery or performance of each Transaction Document or any agreement or instrument required thereunder, (b) the legality, validity, enforceability and admissibility in evidence thereof, (c) the borrowings under the Agreement or (d) the payment by the Borrower of all sums which it may be liable to pay under the Transaction Documents in Yen or the Relevant Currency, as the case may be, have been duly effected, completed and/or obtained and are in full force and effect, (A) including, but not limited to, the electronic registration of the Loan with Banco Central do Brasil by means of the SISBACEN system called Registration of Financial Transaction (“Registro de Operação Financeira – ROF”) (“ROF”) and all related authorizations, registrations (or amendments thereof) and communications from, with or in respect of ROF and/or any department of Banco Central do Brasil which may be required prior to each Disbursement hereunder by the applicable regulations of the Borrower’s Country, which has been made and is in full force and effect, or shall be made or be in full force and effect prior to such Disbursement, and (B) except for (i) the registration of each Disbursement and the related schedule of payments with respect thereto with Banco Central do Brasil, which the Borrower shall promptly effect after the entrance of such Disbursement into the Borrower’s Country in accordance with Article VIII of the Agreement, (ii) the notarization of the signature of the parties to each Transaction Document by a notary public licensed under the laws of the place of signing; (iii) the consularization of each Transaction Document in the appropriate Brazilian consulate in the event that such Transaction Document is not executed in the Borrower’s Country; and (iv) the registration of each Transaction Document, together with a sworn translation of each Transaction Document into the Portuguese language, with the appropriate Registry of Deeds and Documents, which registration can be made at any time prior to the enforcement thereof in the Borrower’s Country.

(4) Each Transaction Document has been duly executed and delivered by the duly authorized representative(s) of the Borrower. Each Transaction Document constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(5) The execution, delivery and performance of each Transaction Document and all instruments and agreements required thereunder do not contravene, violate or constitute a default under (a) any provision of the articles of incorporation, by-laws or other constituent documents or capital stock of the Borrower; (b) any material provision of any material agreement or other material instrument to which the Borrower is a party or by which the Borrower or any of its assets is or may be bound; (c) any treaty, law or regulation applicable to the Borrower; or (d) any judgment, injunction, order or decree binding upon the Borrower or any of its assets, nor would the same result in the creation or imposition of any Encumbrance on any asset of the Borrower.

(6) No event has occurred and is continuing or would result from the making of any Disbursement hereunder which constitutes or would constitute a Default or a material default under any material agreement, mortgage, indenture, note or other material instrument to which the Borrower is a party or by which the Borrower or any of its assets is or may be bound.

(7) There are no legal, administrative or other actions, claims or other proceedings current, pending or, to the Borrower’s knowledge, threatened against the Borrower or the Project which if decided adversely would materially and adversely affect the financial condition, business or operations of the Borrower and its Consolidated Subsidiaries or the Project or would materially and adversely affect the Borrower’s ability to perform its obligations under any Transaction Document or which question the legality, validity or binding effect of any provision of any Transaction Document or the authority of the Borrower to execute any of the Transaction Documents.

(8) Under the laws of the Borrower’s Country, there is no Tax payable (whether by withholding or otherwise) on or by virtue of the execution and delivery of any Transaction Document or any document or instrument to be executed and delivered thereunder, the performance, enforcement or admissibility in evidence thereof, or on any payment required to be made thereunder, except for a withholding tax with respect to payments of interest under the Agreement.

(9) The obligations and liabilities of the Borrower under each Transaction Document are unconditional and general obligations of the Borrower and rank at least pari passu with all other present or future unsecured and unsubordinated Indebtedness (both actual and contingent) of the Borrower.

(10) In any proceedings in the Borrower’s Country to enforce any Transaction Document, the choice of New York law or Japanese law (as the case may be) as the governing law thereof will be recognized and such law will be applied, the irrevocable submissions of the Borrower to the non-exclusive jurisdiction of the Tokyo District Court, the courts of the State of New York and the courts of the United States of America in New York and the appointment by the Borrower of the Tokyo Process Agent and the New York Process Agent are legal, valid, binding and enforceable and any judgment obtained in Japan or New York will be recognized and enforceable against the Borrower and its assets in the Borrower’s Country after having been duly ratified by the Federal Supreme Court of the Borrower’s Country; such ratification by the Supreme Court of the Borrower’s Country will occur if the court decision in such jurisdiction (i) complies with all formalities required for the enforcement thereof under the laws of such jurisdiction; (ii) was issued by a competent court in such jurisdiction after valid service of process upon the parties to the action (such service to have been made under the authority of a court or the clerk of a court), or after sufficient evidence of the parties’ absence has been given in accordance with the applicable law of such jurisdiction; (iii) is not subject to appeal; (iv) is not against public policy, national sovereignty or good morals of the Borrower’s Country and does not contain any other provision of a similar nature; (v) is duly authenticated by the competent consulate of the Borrower’s Country in such jurisdiction and is accompanied by a translation thereof into Portuguese made by a sworn translator; and (vi) in the case of proceedings in the Borrower’s Country to enforce a payment obligation under the Agreement, it is also required that any judgment obtained in Japan or New York be for the payment of a determined amount.

    Each Transaction Document is in proper legal form under the laws of the Borrower’s Country and is capable of enforcement in the courts of the Borrower’s Country.

    There is no requirement to file, register or otherwise record any Transaction Document or any instrument or agreement required thereunder in any public office or elsewhere in the Borrower’s Country to ensure the validity, legality, effectiveness, enforceability or admissibility in evidence hereof or thereof, except for the approvals, registrations and other actions referred to in Section (3) of Article VII of the Agreement.

    Each Note shall constitute a valid título executivo, enforceable against the Borrower in accordance with applicable law.

(11) The Borrower is subject to civil and commercial law with respect to its obligations under each Transaction Document. The execution and delivery of each Transaction Document constitute, and the Borrower’s performance of and compliance with its obligations under each Transaction Document will constitute, private and commercial acts rather than public or governmental acts.

(12) The waiver of immunity by the Borrower in Section (5) of Article XIV of the Agreement is legal, valid, binding and enforceable and neither the Borrower nor any of its assets has any right of immunity from suit, execution, attachment prior to judgment, attachment in aid of execution or any other legal process with respect to its obligations under any Transaction Document in any jurisdiction, including, without limitation, the Borrower’s Country.

(13) The Project description and details contained in Annex B are true and accurate in all respects.

(14) It is not necessary under the laws of the Borrower's Country that any LENDER or the Agent be licensed or qualified to do business in the Borrower's Country solely as a result of its execution, delivery or performance of the Transaction Documents, except that each LENDER will be required, pursuant to Normative Instruction No. 200, of September 13, 2002, issued by the Federal Revenue Service (Secretaria da Receita Federal) of the Ministry of Finance (Ministério da Fazenda), as amended, to obtain a federal taxpayer's identification number (número de inscrição no cadastro de pessoas jurídicas) in the Borrower’s Country.

Yours faithfully,

Annex G

Form of Consent of the Borrower’s Agents for Service of Process
(__________1 Process Agent)

Date:

To:	Sumitomo Mitsui Banking Corporation,
as agent for the LENDERS referred to below

Re: Loan to BRT under JBIC Guarantee

Dear Sirs:

    Reference is made to the loan agreement dated as of March 24, 2004 between Brasil Telecom S.A. (the “Borrower”), the financial institutions listed on the signature pages thereto as lenders and Sumitomo Mitsui Banking Corporation, as agent and collection agent.

    Pursuant to the provisions of Section (4) of Article XIV of the Agreement, the Borrower has irrevocably and unconditionally appointed the undersigned at the undersigned’s office presently located at ______________ as its agent to accept service of legal process in connection with any legal actions, suits or proceedings commenced in _____________2 and any appellate court therefrom in connection with the Agreement.

    The undersigned hereby (a) informs you that it has received a copy of the Agreement and accepts such appointment by the Borrower as is set forth in such Section (4) of Article XIV of the Agreement and (b) agrees with you that (i) it will not terminate such agency relationship prior to the termination of the Agreement, (ii) it will maintain an office in _____________1 until the termination of the Agreement and will give you prompt notice of any change of address, (iii) it will perform its duties in accordance with such Article XIV of the Agreement and (iv) it will promptly forward to the Borrower at its address as specified in Section (9) of Article XV of the Agreement any summons, complaint or other legal process which it receives in connection with its appointment as such agent of the Borrower.

______________________________
1 Insert either Tokyo or New York.
2 Insert either (i) the Tokyo District Court or (iii) the courts of the State of New York and the courts of the United States of America in New York.

    This acceptance and agreement shall be binding upon the undersigned and all successors of the undersigned including all persons hereafter acting in the capacity of the undersigned or otherwise in charge of the office of the undersigned.

Very truly yours,
[Name of Process Agent

By: ______________________________
Name:
Title:

Annex H

Form of Assignment and Assumption Agreement

    AGREEMENT dated as of __________ between [NAME OF ASSIGNOR (the “Assignor”) and [NAME OF ASSIGNEE (the “Assignee).

    WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Loan Agreement dated as of March 24, 2004 between Brasil Telecom, S.A., as borrower, the Assignor and the other financial institutions listed on the signature pages thereto and Sumitomo Mitsui Banking Corporation, as agent and collection agent (the “Agent”)(as amended from time to time, the “Loan Agreement”);

    WHEREAS, as provided under the Loan Agreement, the Assignor has a Commitment to make Disbursements to the Borrower in an aggregate principal amount at any time outstanding not to exceed ¥__________;

    WHEREAS, Disbursements made to the Borrower by the Assignor under the Loan Agreement in the aggregate principal amount of ¥__________ are outstanding at the date hereof; and

    WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Loan Agreement in respect of a portion of its Commitment thereunder in an amount equal to ¥__________ (the “Assigned Amount”), together with a corresponding portion of each of its outstanding Disbursements, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor under the Loan Agreement.

    NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

    SECTION 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Loan Agreement.

    SECTION 2. Assignment. The assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Loan Agreement to the extent of the Assigned Amount and a corresponding portion of each outstanding Disbursement thereunder, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Loan Agreement to the extent of the Assigned Amount. Upon the execution and delivery hereof by the Assignor and the Assignee [and the execution of the consent attached hereby by the Borrower and the Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a LENDER under the Loan Agreement with a Commitment in an amount equal to the Assigned Amount and acquire the rights of the Assignor with respect to a corresponding portion of each outstanding Disbursement and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by the Assigned Amount, and the Assignor shall be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

    SECTION 3. Payment. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in immediately available funds the amount heretofore agreed between them. Commitment fees accrued before the date hereof are for the account of the Assignor and such fees accruing on and after the date hereof with respect to the Assigned Amount are for the account of the Assignee. Each of the Assignor and the Assignee agrees that if it receives any amount under the Loan Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and promptly pay the same to such other party.

    [SECTION 4. Consent of the Borrower and the Agent. This Agreement is conditioned upon the consent of the Borrower and the Agent pursuant to Section (2)(c) of Article XV the Loan Agreement.]

    SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Borrower, or the validity and enforceability of the Borrower’s obligations under the Loan Agreement or any Note or any other Transaction Document. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

    SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

    SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by heir duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR

By:_____________________
Name:
Title:

[NAME OF ASSIGNEE

By:____________________
Name:
Title:

The undersigned consents to the foregoing assignment.

BRASIL TELECOM S.A.

By: _____________________
         Name:
         Title:

SUMITOMO MITSUI BANKING CORPORATION, as Agent

By: ______________________
         Name:
         Title: